Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

AUTONOMY CORPORATION PLC,

IRON MOUNTAIN INCORPORATED

and

CERTAIN OF ITS SUBSIDIARIES

Dated as of May 15, 2011

i

(continued)

(continued)

(continued)

Schedules and Exhibits

Schedules

Schedule 1.1(a)	Assumed Liabilities
Schedule 1.1(b)	Knowledge of the Sellers
Schedule 3.3	Agreed Allocation
Schedule 3.4(b)(I)	Agreed Principles
Schedule 3.4(b)(II)	Working Capital Reference Statement
Schedule 3.6	Bundled Contracts
Schedule 5.3(a)	No Conflicts
Schedule 5.3(a)(ii)	Certain Contracts
Schedule 5.3(b)	Consents
Schedule 5.4(b)	Options and Similar Rights
Schedule 5.6(a)	Exceptions to Financial Statements
Schedule 5.8	Absence of Certain Developments
Schedule 5.9	Taxes
Schedule 5.10	Real Property
Schedule 5.11(a)	Tangible Personal Property
Schedule 5.12(a)	Intellectual Property
Schedule 5.12(b)	Exception to Ownership or Use of Intellectual Property
Schedule 5.12(c)	In-Bound Licenses
Schedule 5.12(d)	Out-Bound Licenses
Schedule 5.12(g)	Proceedings/Actions Before US Patent & Trademark Offices
Schedule 5.12(h)	Intellectual Property Infringement
Schedule 5.12(m)	Open Source Materials
Schedule 5.12(o)	Seller Participation in Standard Setting Activities
Schedule 5.12(q)	Transferred Assets Subject to Source Code Escrow
Schedule 5.13(a)	Material Contracts
Schedule 5.13(b)	Possible Default under Material Contracts
Schedule 5.14(a)	Material Employee Benefits Plans
Schedule 5.14(d)	Triggered Benefits Events
Schedule 5.14(e)	Defined Benefit Plans
Schedule 5.14(i)	Certain Non-Business Employees
Schedule 5.15(b)	Labor Matters
Schedule 5.15(c)	Non At Will Employees
Schedule 5.16	Litigation
Schedule 5.19	Financial Advisors (Companies or Sellers with respect to Transferred Assets or Acquired Assets)
Schedule 6.3(a)	No Conflicts
Schedule 6.3(b)	Consents
Schedule 6.5	Litigation
Schedule 6.6	Financial Advisors (Sellers)
Schedule 6.7	Taxes
Schedule 8.2	Permitted Conduct Pending Closing
Schedule 8.5	Further Assurances
Schedule 8.11(f)	Employment Matters
Schedule 8.17	Payment of Employee Benefits to Retained Employees
Schedule 8.19(a)	Parent to Purchaser License
Schedule 8.19(b)	Purchaser to Parent License
Schedule 10.2(a)(v)	Specified Indemnity

v

Exhibits

Exhibit A-1	Company Ownership of Shares
Exhibit A-2	Ownership of Company Subsidiaries
Exhibit B	Acquired Assets
Exhibit C	Transferred Assets
Exhibit D	Retained Assets
Exhibit E	Form of Transition Services Agreement
Exhibit F	Share Transfer Requirements
Exhibit G	Asset Transfer Requirements

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, (this “Agreement”), dated as of May 15, 2011, is entered into by and among AUTONOMY CORPORATION PLC, a corporation formed and existing under the laws of England and Wales (“Purchaser”), IRON MOUNTAIN INCORPORATED, a Delaware corporation (“Parent”), IRON MOUNTAIN INFORMATION MANAGEMENT, INC., a corporation existing under the laws of the State of Delaware (“IMIM”), IRON MOUNTAIN AUSTRALIA PTY LTD., a limited proprietary company existing under the laws of Australia (“IM Australia”), IRON MOUNTAIN NEW ZEALAND LTD., a limited company existing under the laws of New Zealand (“IM New Zealand”), IRON MOUNTAIN ASIA PACIFIC HOLDINGS LIMITED, a limited company existing under the laws of Hong Kong (“IM Asia Pacific”) and IRON MOUNTAIN CANADA CORPORATION, an unlimited liability company existing under the laws of the Province of Nova Scotia (“IM Canada”).

Each of IMIM and IM Asia Pacific are sometimes referred to herein individually as a “Stock Seller” and, collectively, as the “Stock Sellers.”  Each of Parent, IMIM, IM Australia, IM New Zealand and IM Canada are sometimes referred to herein individually as an “Asset Seller” and, collectively, as the “Asset Sellers.”  The Stock Sellers and Asset Sellers are sometimes referred to herein individually as a “Seller” and, collectively, as the “Sellers.”

W I T N E S S E T H:

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 1.1;

WHEREAS, the Stock Sellers currently own all of the issued and outstanding shares of capital stock or other equity securities (collectively, the “Shares”) of the companies set forth on Exhibit A-1 hereto (such listed companies together with IM India (as defined below), each a “Company” and, collectively, the “Companies”);

WHEREAS, the Sellers and the Companies currently conduct the Business;

WHEREAS, the Asset Sellers currently own certain assets Related to the Business and all Seller Owned Intellectual Property Rights not owned by a Company, including those set forth on Exhibit B hereto (collectively, the “Acquired Assets”);

WHEREAS, IMIM currently owns certain assets Related to the Business, including those set forth on Exhibit C hereto (the “Transferred Assets”), which assets (other than Seller Owned Intellectual Property Rights) will be transferred to U.S. Digital Assets, LLC, one of the Companies, prior to the Closing, as described in Section 8.14 hereof;

WHEREAS, Iron Mountain Information Management India Private Limited (“IM India”), a Subsidiary of Stratify, Inc., one of the Companies, currently owns certain assets unrelated to the operation of the Business, as set forth on Exhibit D hereto (the “Retained Assets”), which assets will be transferred to an Affiliate of Parent, prior to the Closing, as described in Section 8.14 hereof;

WHEREAS, the Sellers desire to sell to Purchaser, and Purchaser desires to purchase from the Sellers, the Shares and the Acquired Assets (but not the Retained Assets) for the consideration and upon the terms and conditions hereinafter set forth; and

WHEREAS, in connection with the purchase and sale of the Shares and the Acquired Assets and as an inducement to enter into this Agreement, the parties signatory hereto (each a “Party” and, collectively, the “Parties”) contemplate that at the Closing certain Parties shall enter into a transition services agreement substantially in the form attached hereto as Exhibit E (the “Transition Services Agreement”).

NOW, THEREFORE, in consideration of the above premises and the mutual representations, warranties, covenants and other agreements contained herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Definitions.

(a)           For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means the Confidentiality Agreement, the Transition Services Agreement, the Transferred Asset Agreements, the Local Asset Agreements, the Local Share Transfer Agreements and each other agreement, document, or instrument or certificate explicitly contemplated by this Agreement or to be executed by any Person in connection with the consummation of the transactions contemplated by this Agreement.

“Antitrust Division” means the Antitrust Division of the United States Department of Justice.

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States or foreign or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Assumed Liabilities” means all Liabilities set forth on Schedule 1.1(a).

“Business” means the backup, recovery, archiving and ediscovery businesses conducted by one or more of the Companies or the Sellers, including: (i) the online backup and recovery service for personal computers and laptops conducted under the name “Connected”, (ii) the online backup and recovery service for servers conducted under the name “LiveVault”, (iii) the electronic discovery service provided under the names “Stratify” and “Iron Mountain eDiscovery”, (iv) the e-mail archiving business conducted under the name “NearPoint” and “DRC-CM”, and (v) all discontinued or prior versions of the products and services developed or provided by the businesses described in clauses (i) — (iv).

“Business Day” means any day of the year on which national banking institutions in New York,  New York, and London, England, are open to the public for conducting business and are not required or authorized by Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Tax Return” means any combined, consolidated or unitary Tax Return for any group of entities.

“Contract” means any binding contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license or commitment, including any sales order or purchase order.

“Datarooms” means all online virtual datarooms or data management platforms hosted by or on behalf of Parent or any of its Subsidiaries to which Purchaser or any representatives or employees of Purchaser have been granted access in connection with Purchaser’s review of the Business, both (i) through the date hereof, and (ii) with respect to any additional materials made available upon the specific request of Purchaser, after the date hereof.

“Determination Time” means 11:59 p.m. local time (depending upon the jurisdiction of determination) on the Closing Date.

“Environmental Law” means any applicable Law currently in effect relating to the protection of the environment or natural resources, or the handling, use, treatment, storage, transportation, manufacture, packaging, release or exposure to hazardous substances as such relates to environmental protection.

“Equipment” means all machinery, fixtures, furniture, supplies, accessories, materials, equipment, including all office equipment, computers, telephones and all other items of tangible personal property, in each case either located at 501 and 515 Ellis Ave., Mountainview, California or otherwise used primarily in the operation of the Business, wherever located.

“Estimated Working Capital” means the estimated Net Working Capital as of the Closing Date, as determined in good faith in accordance with the Agreed

Principles consistent with the Working Capital Reference Statement, as such estimated Net Working Capital is specified by the Seller Representative (after consultation with Purchaser) to Purchaser no fewer than five (5) Business Days prior to the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and all rules and regulations promulgated thereunder.

“Final Purchase Price” means the Initial Purchase Price, as adjusted after Closing pursuant to the process set forth in Section 3.4.

“Financial Reporting Group” means any Subsidiary of Parent, in each case with respect to the operations of the Business only, but excluding IM Australia, IM New Zealand and IM Asia Pacific.

“French Local Agreement” means the Local Share Transfer Agreement in respect of the Shares of Iron Mountain Digital S.A.R.L.

“FTC” means the United States Federal Trade Commission.

“Fundamental Provisions” means the representations and warranties set forth in Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization of Agreement), Section 5.4 (Capitalization), Section 5.5 (Subsidiaries), Section 5.19 (Financial Advisors), Section 6.1 (Organization and Good Standing), Section 6.2 (Authorization of Agreement), Section 6.4 (Ownership and Transfer of Shares and Acquired Assets), Section 6.6 (Financial Advisors), Section 7.1 (Organization and Good Standing), Section 7.2 (Authorization of Agreement) and Section 7.6 (Financial Advisors).

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, provincial, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (i) the principal of and, accreted value and accrued and unpaid interest in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities); (iii) all obligations of such Person as lessee under capitalized leases; (iv) all indebtedness of such Person created or arising under any conditional sale of other title retention agreement with respect to acquired property; (v) all obligations of such Person, contingent or otherwise, under acceptance credit, non-collateralized letters of credit or similar facilities, (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons the payment for which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of the Sellers” means the actual knowledge, after reasonable inquiry, of those Persons identified on Schedule 1.1(b) who are currently employees of Parent or any Affiliate of Parent.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Body.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Body.

“Liability” means any debt, liability, obligation, Indebtedness, claims, losses, damages, deficiencies, guarantees, endorsements or commitments (whether direct or indirect, asserted or unasserted, known or unknown, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due) and including all costs and expenses relating thereto.

“Lien” means, with respect to any property or asset, any lien (statutory or otherwise), encumbrance, pledge, mortgage, deed of trust, security interest, adverse claim, lease, charge, easement, servitude, hypothecation, equitable interest, other rights of occupancy, reversion, reverter, or other material encumbrance in respect of such property or asset.

“Material Adverse Effect” means any changes, development, event, effect or occurrence that, individually or in the aggregate, has a material adverse effect on (i) the business, assets, properties, financial condition or results of operations of the Business (taken as a whole) or (ii) the ability of the Sellers or the Companies to consummate the transactions contemplated by this Agreement, other than an effect resulting from an Excluded Matter.  “Excluded Matter” means any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general, unless such change affects or would affect the Business disproportionately as compared to other companies in the same industry; (ii) the effect of any change that generally affects any industry in which any Seller or Company operates, unless such change affects or would affect the Business disproportionately as compared to other companies in the same industry; (iii) the effect of any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof, unless such change affects or would affect the Business disproportionately as compared to other companies in the same industry; (iv) the effect of any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to the Business; (v) any state of facts of which Purchaser is aware on the date hereof (including any state of facts disclosed in the Regulatory Filings on Form 10-K); (vi) the effect of any changes in applicable Laws or accounting rules; (vii) the failure of Parent, the Sellers or the Companies to meet any of their respective internal projections, or to meet projections in the Regulatory Filings (provided, that this clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts is a Material Adverse Effect to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), or (viii) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.

“Object Code” means the binary, machine-readable and executable form of Software.

“Open Source Materials” means any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free (libre) Software, open source Software (e.g., Linux) or similar licensing or distribution models, including Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) the GNU General Public License (GPL) or Lesser/Library GPL; (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL), (vii) the BSD License; and (viii) the Apache License.

“Order” means any award, order, injunction, judgment, decree, ruling, writ, assessment, verdict or other decision issued, promulgated or entered by or with any Governmental Body of competent jurisdiction.

“Ordinary Course” means, with respect to an action taken by any Person, an action that (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of the Person and (b) does not require authorization by the board of directors or shareholders of such Person.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance; (ii) statutory Liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body; (v) title of a lessor under a capital or operating lease; (vi) Liens that will be released at or before Closing; and (vii) such other imperfections in title, charges, easements, restrictions and encumbrances which are immaterial in character, amount and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Post-Closing Tax Period” means any Tax period that begins after the Closing Date.

“Pre-Closing Tax Period” means any Tax period that ends on or before the Closing Date.

“Regulatory Filings” means all forms, reports, schedules, statements, exhibits and other documents required to be filed with the SEC under the Securities Act or the Exchange Act.

“Related to the Business” means primarily used, primarily held for use, or acquired or developed for use in the Business.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and all rules and regulations promulgated thereunder.

“Separate Tax Return” means any Tax Return that is not a Consolidated Tax Return.

“Source Code” means the human-readable source code form of Software, including programmer’s notes, materials, and documentation.

“Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.

“Subsidiary” means with respect to any Person, any other Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Survival Date” means (i) with respect to the Fundamental Provisions and the representations and warranties set forth in Section 5.9 (Taxes) and Section 6.7 (Taxes), the applicable statute of limitations provided by applicable Law (after giving effect to any waivers or extensions thereof), and (ii) with respect to all other representations and warranties in this Agreement, the twelve (12) month anniversary of the Closing Date.

“Tax” or “Taxes” means (i) any and all federal, state, provincial, local or foreign taxes, including all net or gross income, gross receipts, net proceeds, capital, sales, use, ad valorem, goods and services, harmonized sales, value added, transfer, franchise, profits, withholding, payroll, employment, social security, unemployment, excise, stamp, deed, alternative or add-on minimum, occupancy, property and other taxes of any nature whatsoever, whether disputed or not, and (ii) any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, declaration, report, election, claim for refund, information return or statement filed with respect to any Tax (including any schedules or attachments thereto, and any amendment thereof).

“U.S. Digital Assets” means U.S. Digital Assets, LLC, a limited liability company existing under the laws of Delaware.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar foreign, state or local Law.

1.2           Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Acquired Assets	Recitals
Agreed Principles	3.4(b)
Agreement	Preamble
Asset Acquisition Statement	3.3
Asset Seller	Preamble
Balance Sheet	5.6(b)
Balance Sheet Date	5.6(b)
Basket	10.5(a)
Bundled Contracts	3.6
Business Employee	8.11(a)
Cap	10.5(a)
Closing	4.1
Closing Date	4.1
Closing Obligations	10.9(a)
Closing Statement	3.4(b)
Closing Working Capital	3.4(b)
Company	Recitals

Term	Section

Company Benefit Plan	5.14(a)
Company Documents	5.2
Company Pension Plan	5.14(c)
Competitive Activities	8.16
Confidentiality Agreement	8.6
Copyrights	5.12(a)
Destroyer	8.8
Environmental Permits	5.18(a)
ERISA	5.14(a)
Excluded Matter	1.1(a) — Definition of Material Adverse Effect
Final Adjustment Amount	3.4(a)
Financial Statements	5.6(a)
FSA	8.11(d)
IM Asia Pacific	Preamble
IM Australia	Preamble
IM Canada	Preamble
IM India	Recitals
IM New Zealand	Preamble
IMIM	Preamble
Immigration Act	5.22
In-Bound Licenses	5.12(c)
Indemnification Claim	10.4(b)
Indemnitees	8.7(a)
Independent Accountant	3.4(d)
Initial Purchase Price	3.1
Intellectual Property	5.12(a)
Intellectual Property Rights	5.12(a)
Local Asset Agreement	6.4(b)
Local Share Transfer Agreement	6.4(a)
Losses	10.2(a)
Marks	5.12(a)
Material Contracts	5.13(a)
Net Working Capital	3.4(b)
Newco India	8.17
Non-Destroyer	8.8
Non-U.S. Business Employees	8.11(e)
Nondisclosure Agreements	5.12(i)
Out-Bound Licenses	5.12(d)
Parent	Preamble
Parent Benefit Plan	5.14(a)
Party	Recitals
Patents	5.12(a)
Personal Property Leases	5.11(a)
Post-Closing Covenants	10.1(b)

Term	Section

Pre-Closing Covenants	10.1(b)
Proposal	8.15(a)
Proprietary Information	5.12(a)
Purchaser	Preamble
Purchaser Documents	7.2
Purchaser Indemnified Parties	10.2(a)
Real Property Lease	5.10
Restricted Contract	3.5(a)
Retained Assets	Recitals
Retained Employees	8.17
Retained Names	8.10(a)
Sellers	Preamble
Seller Documents	6.2
Seller Indemnified Parties	10.3(a)
Seller Intellectual Property	5.12(e)
Seller Owned Intellectual Property Rights	5.12(a)
Seller Registered Items	5.12(f)
Seller Representative	12.3(a)
Shares	Recitals
Software	5.12(a)
Stock Seller	Preamble
Subject Marks	8.10(b)
Survival Period	10.1(b)
Tax Contest	11.4(a)
Termination Date	4.2(a)
Third Party Defense	10.4(b)
Transferred Assets	Recitals
Transferred Asset Agreements	8.14
Transfer Taxes	12.1
Transition Services Agreement	Recitals
Working Capital Reference Statement	3.4(b)

1.3           Other Definitional and Interpretive Matters.

(a)           Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

Exhibits/Schedules.  All Exhibits and Schedules annexed hereto or referred to herein are an integral part of this Agreement and are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule where it is reasonably apparent that such listing or description would be appropriate.  Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect.  No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Reflected On or Set Forth In.  An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statements or (c) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(b)           The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

SALE AND PURCHASE OF SHARES AND ACQUIRED ASSETS

2.1           Sale and Purchase of Shares.  Upon the terms and subject to the conditions contained herein and in the Local Share Transfer Agreements, on the Closing Date each Stock Seller shall severally (in respect of the Shares which are set forth next to such Stock Seller’s name on Exhibit A-1 hereto) sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, or shall cause one of Purchaser’s Affiliates to purchase, from each Stock Seller, the Shares set forth next to such Stock Seller’s name on Exhibit A-1 hereto (free and clear of all Liens), in each case pursuant to the Local Share Transfer Agreements.  The purchase and sale of the Shares shall be effective as of the Determination Time; provided, that the actual transfer of the Shares for non-U.S. Companies shall be effective subject to local Law pursuant to the applicable Local Share Transfer Agreement; provided, further, that timing of the purchase, sale and transfer of the Shares of Iron Mountain Digital S.A.R.L. shall be effective only in accordance with the French Local Agreement.

2.2           Sale and Purchase of Acquired Assets; Assumption of Assumed Liabilities.  Upon the terms and subject to the conditions contained herein and in the Local Asset Agreements, on the Closing Date each Asset Seller shall severally (in respect of the Acquired Assets which are held by them as set forth next to such Asset Seller’s name on Exhibit B hereto) sell, assign, transfer, convey and deliver to Purchaser, or one or more of Purchaser’s Affiliates, the Acquired Assets (free and clear of all Liens except for Permitted Exceptions), and Purchaser shall assume, or shall cause one or more of its Affiliates to assume, the remaining Assumed Liabilities that do not otherwise transfer automatically by operation of law pursuant to Section 2.1, in each case pursuant to the applicable Local Asset Agreement.  The purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities shall be effective as of the Determination Time.

ARTICLE III

PURCHASE PRICE

3.1           Initial Purchase Price.  The aggregate consideration for the purchase and sale of the Shares and Acquired Assets shall be (I) the assumption of the Assumed Liabilities by Purchaser or one or more of its Affiliates and (II) an amount in cash (the “Initial Purchase Price”) equal to:

(a)           $380,000,000; plus

(b)           the Estimated Working Capital, which may be positive or negative.

3.2           Payment of Initial Purchase Price.  On the Closing Date, Purchaser shall pay, or shall cause one or more of its Affiliates to pay, (I) the portion of the Initial Purchase Price that is allocated to each respective Stock Seller (pursuant to Schedule 3.3) to such respective Stock Seller by wire transfer of immediately available United States currency funds (as specified on Schedule 3.3) into such accounts as are designated by each respective Stock Seller, and (II) the portion of the Initial Purchase Price that is allocated to each respective Asset Seller (pursuant to Schedule 3.3) to such respective Asset Seller by wire transfer of immediately available United States currency funds (as specified on Schedule 3.3) into such accounts as are designated by each respective Asset Seller.  All payments shall be made free and clear of any withholding.  Notwithstanding anything herein to the contrary, the portion of the Initial Purchase Price allocated to the Shares of Iron Mountain Digital S.A.R.L. in accordance with Schedule 3.3 shall be paid on the “Closing Date” as such term is defined in the French Local Agreement.

3.3           Allocation of Purchase Price.  Sellers and Purchaser agree to allocate (I) the Initial Purchase Price (and, in the case of the Acquired Assets, the related Assumed Liabilities) and any Final Adjustment Amount among the Shares and the Acquired Assets as set forth on Schedule 3.3.  Within ten (10) Business Days upon determination of the Final Purchase Price in accordance with Section 3.4, Purchaser shall prepare and deliver to the Seller Representative (i) a copy of Form 8594 and any required exhibits thereto allocating the portion of the Final Purchase Price allocable to the Shares of U.S. Digital Assets as set forth on Schedule 3.3 among the assets held by U.S. Digital Assets and (ii) a statement allocating the applicable portion of the Final Purchase Price as set forth on Schedule 3.3 among the Acquired Assets (together, the “Asset Acquisition Statement”).  The Asset Acquisition Statement shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and, if applicable, in accordance with any other similar provision of state, provincial, local and foreign Tax Law).  The Seller Representative and Purchaser shall seek in good faith to resolve any differences that they may have with respect to the Asset Acquisition Statement.  In the event that the Seller Representative and Purchaser are unable to reach agreement on the Asset Acquisition Statement within twenty (20) days of delivery thereof to the Seller Representative, then each agrees to resolve any issue in dispute under this Section 3.3 in accordance with the procedures set forth in Section 11.7.  Each of the Seller Representative and Purchaser agrees that promptly upon agreeing on the Asset Acquisition Statement (or the determination of the Independent Accountant) it shall return an executed copy thereof to the other party.  Neither Sellers nor Purchaser, nor any of their respective Affiliates, shall file any Tax Return or other document or otherwise take, or agree to take, any position on any Tax Return which is inconsistent with the Asset Acquisition Statement, unless otherwise required by applicable Law.

3.4           Final Purchase Price and Final Adjustment Amount.

(a)           The Initial Purchase Price shall be increased (if the Final Adjustment Amount as determined pursuant to this Section 3.4 is greater than zero) or decreased (if the Final Adjustment Amount as determined pursuant to this Section 3.4 is less than zero) by an amount (the “Final Adjustment Amount”) equal to the difference between the Estimated Working Capital and the Closing Working Capital, expressed as (i) a positive number if the Closing Working Capital is greater than the Estimated Working Capital, or (ii) a negative number if the Closing Working Capital is less than the Estimated Working Capital.

(b)           As promptly as practicable, but no later than sixty (60) days after the Closing Date, Purchaser shall cause to be prepared and delivered to the Seller Representative a closing statement (the “Closing Statement”) setting forth and certifying Purchaser’s calculation of the Net Working Capital as of the Determination Time (“Closing Working Capital”).  “Net Working Capital” means the combined current assets of the Business, reduced by the combined current liabilities of the Business, in each case as determined in accordance with the accounting principles set forth on Schedule 3.4(b)(I) (the “Agreed Principles”).  Attached hereto as Schedule 3.4(b)(II) is a schedule showing a sample Net Working Capital calculation after giving effect to the pro forma adjustments required in the Agreed Principles (the “Working Capital Reference Statement”).

(c)           If the Seller Representative disagrees with Purchaser’s calculation of Closing Working Capital delivered pursuant to Section 3.4(b), the Seller Representative may, within thirty (30) days after delivery of the Closing Statement, deliver a notice to Purchaser stating that the Seller Representative disagrees with such calculation and specifying in reasonable detail those items or amounts as to which the Seller Representative disagrees and the basis therefor; provided, that the Seller Representative’s disagreement may not be based upon (x) adjustments sought to be made at times other than when such adjustments are customarily made or (y) principles other than the Agreed Principles.  To the extent not described by the Seller Representative in such a notice of objection, the Seller Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Closing Working Capital delivered pursuant to Section 3.4(b).

(d)           If a notice of disagreement shall be duly delivered pursuant to Section 3.4(c), the Seller Representative and Purchaser shall, during the thirty (30) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital.  If, during such period, the Seller Representative and Purchaser are unable to reach such agreement, they shall promptly thereafter cause Ernst & Young LLP (the “Independent Accountant”) to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital (it being understood that in making such calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator).  Each of Purchaser and the Seller Representative agree that it shall not engage, or agree to engage, the Independent Accountant to perform any services other than as the Independent Accountant pursuant hereto until the Final Purchase Price and Final Adjustment Amount have been finally determined pursuant to this Section 3.4.  Each of Purchaser and the Seller Representative agrees to execute, if requested by the Independent Accountant, a reasonable engagement letter.  Purchaser and the Seller Representative shall cooperate with the Independent Accountant and promptly provide all documents and information requested by the Independent Accountant.  In making such calculation, the Independent Accountant shall consider only those items or amounts in the Closing Statement and Purchaser’s calculation of Closing Working Capital as to which the Seller Representative has disagreed in its notice of disagreement duly delivered pursuant to Section 3.4(c).  The Independent Accountant shall deliver to the Seller Representative and Purchaser, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Independent Accountant), a report setting forth such calculation.  Such report shall be final and binding upon the Parties, shall be deemed a final arbitration award that is binding on the Parties, and no Party shall seek further recourse to courts or other tribunals, other than to enforce such report.  Judgment may be entered to enforce such report in any court of competent jurisdiction.  The Independent Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant.  For example, if the items in dispute equal $1,000 and the Independent Accountant awards $600 in favor of the Seller Representative’s position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by the Seller Representative.

(e)           Within ten (10) Business Days after the determination of the Final Purchase Price in accordance with this Section 3.4, the Final Adjustment Amount shall be paid as follows: (i) if the Final Adjustment Amount is greater than zero, Purchaser shall pay to the Seller Representative the Final Adjustment Amount by wire transfer of immediately available funds to the account designated by the Seller Representative, or (ii) if the Final Adjustment Amount is less than zero, the Seller Representative shall pay to Purchaser the Final Adjustment Amount by wire transfer of immediately available funds to the account designated by Purchaser.

(f)            Notwithstanding anything herein to the contrary, the portion of the Final Adjustment Amount allocated to the Shares of Iron Mountain Digital S.A.R.L. in accordance with Schedule 3.3 shall be paid on the later to occur of (i) the “Closing Date” as such term is defined in the French Local Agreement and (ii) simultaneously with the payment of the Final Adjustment Amount in respect of all other Shares and Acquired Assets.

3.5           Consents.

(a)           Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey or deliver any Acquired Asset or Transferred Asset or any benefit arising under or resulting from such Acquired Asset or Transferred Asset if the sale, assignment, transfer, conveyance or delivery thereof, without the consent of a third party, would, upon transfer, result in termination of Purchaser’s rights under such Acquired Asset or Transferred Asset.  If the sale, assignment, transfer, conveyance or delivery by any Asset Seller to, or any assumption by Purchaser of, any interest in, or Liability under, any Acquired Asset or Transferred Asset requires the consent of a third party, then such sale, assignment, transfer, conveyance, delivery or assumption shall be subject to such consent being obtained.  Without limiting Section 3.5(b), to the extent any Contract that is an Acquired Asset or Transferred Asset may not be assigned to Purchaser by reason of the absence of any such consent (“Restricted Contract”), Purchaser shall not be required to assume any Assumed Liabilities arising under such Restricted Contract.

(b)           To the extent that any consent in respect of a Restricted Contract or any other Acquired Asset or Transferred Asset shall not have been obtained on or before the Closing Date, Purchaser shall continue to use reasonable efforts to obtain any such consent after the Closing Date until such time as it shall have been obtained or such Contract shall have terminated in accordance with its terms.  The Seller Representative shall, and shall cause the relevant Asset Seller to, cooperate with Purchaser in an economically feasible arrangement to provide that Purchaser shall receive the interest of such Asset Seller in the benefits under such Restricted Contract or other Acquired Asset or Transferred Asset.  Purchaser shall cooperate with such Asset Seller with respect to any such arrangement.  As soon as a consent for the sale, assignment, transfer, conveyance, delivery or assumption of a Restricted Contract or other Acquired Asset or Transferred Asset is obtained, the Asset Seller shall promptly assign, transfer, convey and deliver such Restricted Contract or Acquired Asset or Transferred Asset to Purchaser, and Purchaser shall assume the Assumed Liabilities under any such Restricted Contract from and after the date of assignment to Purchaser pursuant to a special-purpose local asset agreement substantially similar in terms to those of the Local Asset Agreement.

(c)           Notwithstanding anything herein to the contrary, in the event of any specific conflict between the requirements of this Section 3.5 and the local Law applicable to any Local Asset Agreement, the requirements of such Local Asset Agreement shall control.

3.6           Bundled Contracts.  The Parties acknowledge that there are existing Contracts that have been entered into by IMIM or any of its Subsidiaries that encompass both products Related to the Business and one or more non-Business related products (as set forth on Schedule 3.6, the “Bundled Contracts”), which due to their broad coverage across IMIM and its Subsidiaries’ products and businesses, may not be wholly assignable or terminable.  After the Closing Date, IMIM and its Subsidiaries (including the Companies) shall work with Parent and its Subsidiaries to fulfill the continuing obligations pursuant to the Bundled Contracts on terms agreed pursuant to the Transition Services Agreement.  Purchaser acknowledges and agrees that (i) the Bundled Contracts are not part of the Acquired Assets or Transferred Assets and (ii) any obligations with respect to Bundled Contracts will be set forth in the Transition Services Agreement; provided, however, IMIM and its Subsidiaries shall not extend the term of any existing Bundled Contracts with respect to the Business.  Except as may be expressly provided elsewhere in this Agreement or in the Transition Services Agreement, the Sellers acknowledge that Purchaser shall assume no Liabilities, including Tax Liabilities, with respect to the Bundled Contracts.

ARTICLE IV

CLOSING AND TERMINATION

4.1           Closing Date.  The closing of the sale and purchase of the Shares and Acquired Assets provided for in Section 2.1 and Section 2.2 hereof (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at 100 Federal Street, 34th Floor, Boston, Massachusetts 02110 (or at such other place as the Parties may designate in writing) at 10:00 a.m. (Boston local time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the Parties.

4.2           Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)           at the election of the Seller Representative or Purchaser on or after July 1, 2011 (such date, as it may be extended pursuant to this Section 4.2(a), the “Termination Date”), if the Closing shall not have occurred by the close of business on such date, provided, that the terminating party is not in breach in any material respect of any of its obligations hereunder; provided, further, that either the Seller Representative or Purchaser shall have the option to extend, from time to time, the Termination Date for additional periods of time not to exceed 60 days in the aggregate if all other conditions to the Closing are satisfied or capable of then being satisfied and the sole reason that the Closing has not been consummated is that the conditions regarding regulatory consents set forth in Sections 9.1(f) and 9.2(e) have not been satisfied due to the failure to obtain the necessary consents and approvals under applicable Laws or an Order of a Governmental Body of competent jurisdiction shall be in effect and the Sellers or Purchaser are still attempting to obtain such necessary consents and approvals under applicable Laws, or are contesting (x) the refusal of the relevant Governmental Body to give such consents or approvals, or (y) the entry of any such Order, in court or through other applicable proceedings;

(b)           by mutual written consent of the Seller Representative and Purchaser;

(c)           by the Seller Representative or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that subject to the last sentence of Section 8.4(b) hereof, the Parties shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 4.2(c) shall not be available to a Party if such Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

(d)           by Purchaser if (i) any material condition to the obligations of Purchaser hereunder becomes incapable of fulfillment other than as a result of a breach by Purchaser of any covenant or agreement contained in this Agreement, and such condition is not reasonably waived by Purchaser, or (ii) there has been a breach by a Seller of any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of a Seller shall have become untrue, in either case such that the conditions set forth in Sections 9.1(a) or 9.1(b) would not be satisfied and, in either case, such breach is not curable, or, if curable, is not cured within the earlier of (A) thirty (30) days after written notice of such breach is given to the Seller Representative by Purchaser, or (B) two Business Days prior to the Termination Date; or

(e)           by the Seller Representative if (i) any material condition to the obligations of the Sellers hereunder becomes incapable of fulfillment other than as a result of a breach by a Seller of any covenant or agreement contained in this Agreement, and such condition is not reasonably waived by the Seller Representative; or (ii) there has been a breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Sections 9.2(a) or 9.2(b) would not be satisfied and, in either case, such breach is not curable, or, if curable, is not cured within the earlier of (A) thirty (30) days after written notice of such breach is given to Purchaser by the Seller Representative and (B) two Business Days prior to the Termination Date.

4.3           Procedure Upon Termination.  In the event of termination and abandonment by Purchaser or the Seller Representative, or both, pursuant to Section 4.2 hereof, written notice thereof shall forthwith be given to the other Party or Parties, and this Agreement shall terminate, and the purchase of the Shares and Acquired Assets hereunder shall be abandoned, without further action by Purchaser or the Sellers.

4.4           Effect of Termination.  (a)  In the event that this Agreement is validly terminated in accordance with Section 4.2 and 4.3, then each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser, Parent, any Company or any Seller; provided, that all obligations of Purchaser pursuant to Section 8.6 and all obligations of the Parties set forth in Articles X and XI hereof shall survive any such termination and shall be enforceable hereunder.

(b)           Nothing in this Section 4.4 shall relieve the Sellers or Purchaser of any liability for a breach of any of its covenants or agreements or willful breach of its representations and warranties contained in this Agreement prior to the date of termination.  The damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such Party in connection with the transactions contemplated hereby.

(c)           The Confidentiality Agreement shall survive any termination of this Agreement and nothing in this Section 4.4 is intended to, nor shall it be construed as, a waiver or discharge of any of the rights and obligations under the Confidentiality Agreement of the parties thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

Each Seller hereby represents to Purchaser that:

5.1           Organization and Good Standing.  Each Company is a legal Person, duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite corporate, partnership or other company power and authority to own, lease and operate its properties and to carry on its business as now conducted.  Each Company is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

5.2           Authorization of Agreement.  Each Company has all requisite power and authority to execute and deliver each Ancillary Agreement to which such Company is or will be party (the “Company Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, partnership or other company action on the part of such Company.  Each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the applicable Company party thereto and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) at or prior to the Closing such Company Documents will constitute the legal, valid and binding obligations of such Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3           Conflicts; Consents of Third Parties.

(a)           Except as set forth on Schedule 5.3(a), the execution and delivery by any Company of the Company Documents to which it is or will be party, the consummation of the transactions contemplated hereby or thereby, and compliance by such Company with any of the provisions thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of such Company; (ii) any Contract set forth on Schedule 5.3(a)(ii), (iii) any Order of any Governmental Body by which such Company or any of the properties or assets of such Company are bound; (iv) any Permit to which such Company is a party or by which any of the properties or assets of such Company are bound; or (v) any applicable Law (other than any Antitrust Laws), other than, in the case of clauses (iv) and (v), such conflicts, violations, defaults, terminations or cancellations, that would not have a Material Adverse Effect.

(b)           Except as set forth on Schedule 5.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Company in connection with the execution and delivery of this Agreement or the Company Documents or the compliance by any Company with any of the provisions thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act and the French Ministry of the Economy, Finance and Industry, and (ii) such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not have a Material Adverse Effect.

5.4           Capitalization.

(a)           The (i) authorized capital stock or other equity securities, (ii) par value per share or security, if applicable, and (iii) number of issued and outstanding shares of capital stock or other equity securities of each Company are as set forth on Exhibit A.  All of the Shares and the shares of IM India were duly authorized for issuance and are validly issued, fully paid and non-assessable.

(b)           Except as set forth on Schedule 5.4(b), there is no existing option, warrant, call, right, or Contract of any character to which any Company is a party requiring, and there are no securities of any Company outstanding which upon conversion or exchange would require, the issuance of any shares of capital stock of any Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of any Company.  No Company is party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Shares or the shares of IM India.  All of the outstanding securities of each Company are free and clear of all Liens other than Permitted Exceptions.

5.5           Subsidiaries.  Exhibit A-2 sets forth the name of each Subsidiary of any Company, and, with respect to each such Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner.

5.6           Financial Statements.

(a)           The Sellers have made available to Purchaser copies of (i) the unaudited combined balance sheets of the Financial Reporting Group as at December 31, 2010 and 2009 and the related unaudited combined statements of income of the Financial Reporting Group for the years then ended and (ii) the unaudited combined balance sheet of the Financial Reporting Group as at March 31, 2011 and the related combined statements of income of the Financial Reporting Group for the three (3) month period then ended (collectively, the “Financial Statements”).  Except as disclosed in Schedule 5.6(a), each of the Financial Statements has been prepared on a basis consistent with the Sellers’ historical accounting policies and procedures with respect to the Business, have been prepared in accordance with GAAP consistently applied and presents fairly in all material respects the combined financial position and results of operations of the Financial Reporting Group as at the dates and for the periods indicated therein.

(b)           For the purposes hereof, the combined balance sheet of the Financial Reporting Group as at December 31, 2010 is referred to as the “Balance Sheet” and December 31, 2010 is referred to as the “Balance Sheet Date”.

(c)           The Sellers have made available to Purchaser statements of the gross annual revenue for the fiscal year ended 2010 that is attributable to each of IM New Zealand, IM Australia and Iron Mountain Digital K.K.  Such statements of gross annual revenue represent good faith calculations based on the Ordinary Course operation of the Business and were prepared on a basis consistent with the Sellers’ historical accounting policies and procedures with respect to the Business.

5.7           No Undisclosed Liabilities.  No Company or Seller (with respect to the Business) has any material Liabilities that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet or in the notes thereto in accordance with GAAP and were not so reflected, reserved against or described, other than (i) Liabilities incurred in the Ordinary Course after the Balance Sheet Date, (ii) Liabilities incurred in connection with the transactions contemplated hereby and retained by Parent or its Subsidiaries and (iii) the Assumed Liabilities.

5.8           Absence of Certain Developments.  Except, in each case, as contemplated by this Agreement or as set forth on Schedule 5.8:

(a)           Since the Balance Sheet Date, there has not been any event, change, occurrence or circumstance that has had, and no state of facts or circumstances exists or has occurred that would have, a Material Adverse Effect;

(b)           Without limiting the generality of Section 5.8(a), since the Balance Sheet Date, each Seller and Company has conducted the Business in the Ordinary Course, and except for actions taken in the Ordinary Course, no Company or Seller has taken any of the following actions with respect to the Business:

(i)            (A) increased or modified the compensation or benefits payable or to become payable to any current or former directors, employees, consultants or contractors of the Business, (B) increased or modified any Benefit Plan made to, for or with any current or former directors, employees, consultants or contractors of the Business, or (C) entered into any employment, severance or termination agreement;

(ii)           sold, leased, transferred or assigned any material property or assets;

(iii)          incurred, assumed or guaranteed any material Indebtedness;

(iv)          mortgaged, pledged or subjected to Liens any assets, properties or rights of the Business, except for Permitted Exceptions;

(v)           entered into, amended, modified, canceled or waived any material rights under any Material Contract or become aware of or permitted the termination or cancellation of any Material Contract;

(vi)          engaged in or become aware of any material violation of, or conflict with, any applicable Law;

(vii)         engaged in or become aware of any damage, destruction or loss with respect to any material assets, properties or rights of the Business, whether or not covered by insurance;

(viii)        made any material change in accounting practices;

(ix)          made any material Tax election, changed its method of Tax accounting or settled any material claim for Taxes except to the extent such election, change or settlement (i) relates to the Consolidated Tax Returns of or which include any of the Companies and Parent or any Affiliate of Parent, and (ii) does not materially create or increase any Taxes of a Company for a Post-Closing Tax Period or materially affect a net operating loss or any other Tax attribute of a Company; and

(x)           entered into any Contract to do any of the foregoing.

5.9           Taxes.  Except as set forth on Schedule 5.9:

(a)           each Company: (i) has duly and timely filed (or there has been timely filed on its behalf) all material Tax Returns required to be filed by it, which Tax Returns are true, correct and complete in all material respects and (ii) has timely paid (or has had timely paid on its behalf) or has timely withheld and remitted (or has had timely withheld and remitted on its behalf) all material Taxes (whether or not shown on any Tax Return).  There are no Legal Proceedings now in progress or threatened in writing with respect to any of the Companies in respect of any material Tax and there are no assessments or deficiencies for Taxes of any of the Companies that have not been paid in full.  None of the Companies is a party to any Tax sharing, allocation, indemnity or similar agreement for which it or Purchaser will have any obligation after the applicable Determination Time.  None of the Companies is or has been a member of an affiliated group filing a Consolidated Tax Return for United States federal income Tax purposes (other than a group the common parent of which is Parent).  None of the Companies is a party to any joint venture, partnership or other arrangement that would become binding upon Purchaser upon completion of the transactions contemplated by this Agreement and that is treated as a partnership for U.S. federal income tax purposes. None of the Companies has participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b).

(b)           No claim has ever been made in writing by any Taxing Authority in a jurisdiction in which a Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or required to file Tax Returns in that jurisdiction.

(c)           No Company that is incorporated in a non-United States jurisdiction (i) is, or at any time has been, engaged in the conduct of a trade or business within the United States, or treated as or considered to be so engaged, nor (ii) is a resident or has a permanent establishment in any jurisdiction other than its jurisdiction of incorporation.

(d)           No Company is nor has been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e)           No Company is the beneficiary of any extension of time within which to file any income Tax Return, nor has any Company made (or had made on its behalf) any requests for such extensions.  There are no Liens on any of the stock or assets of any Company with respect to Taxes other than Permitted Exceptions.  The Sellers have delivered or made available to Purchaser complete and correct copies of all federal, state, local and foreign income Tax Returns (or in the case of Consolidated Tax Returns, pro-forma separate income Tax Returns) filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, a Company since 2007.

(f)            No Company that is incorporated in a non-United States jurisdiction has an investment in “United States property” within the meaning of Section 956(c) of the Code.  No Company is a passive foreign investment company within the meaning of Section 1297 of the Code and no Company is a shareholder, directly or indirectly, in a passive foreign investment company.

(g)           No Company is subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code, or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

(h)           Notwithstanding anything to the contrary contained in this Section 5.9, (i) none of the Sellers, the Companies or Parent is making any representation or warranty with respect to the amount of any Company’s net operating loss or tax credit carryforwards as of any date (including the Closing Date), or the ability to utilize such carryforwards for Tax periods (or portions thereof) after the Closing Date under Section 382 or 383 of the Code (or any similar provisions of applicable Law) and (ii) the representations and warranties set forth in this Section 5.9 as applied to Mimosa Systems, Inc. with respect to Tax periods (or portions thereof) ending on or before February 22, 2010, are limited to the Knowledge of the Sellers.

5.10         Real Property.  No Company owns any real property or fee interests in real property.  Schedule 5.10 sets forth a complete list of all leases of real property by any Company or Seller (used in the Business) involving annual payments in excess of $10,000 as lessee or lessor (each a “Real Property Lease” and, collectively, the “Real Property Leases”).  To the Knowledge of the Sellers, neither IMIM nor any Company or Seller has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by IMIM or any Company, as applicable, under any of the Real Property Leases.

5.11         Tangible Assets.

(a)           Schedule 5.11(a) sets forth all leases of personal property by the Companies or included as part of the Transferred Assets (together with those personal property leases listed on Exhibit C, the “Personal Property Leases”) involving annual payments in excess of $10,000.  To the Knowledge of the Sellers, no Seller nor any Company has received any written notice of any default or any event that with notice or lapse of time, or both, would constitute a default, by any Seller or any Company, as applicable, under any of the Personal Property Leases.

(b)           Any Acquired Assets that are tangible property are structurally sound and are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets).

5.12         Intellectual Property.

(a)           As used in this Agreement, “Intellectual Property” means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, Source Code, product road maps and other proprietary information and materials (“Proprietary Information”); (ii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright (defined herein); (iii) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, “Software”); and (iv) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iii) in any country of the world (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademarks, service marks and other proprietary indicia (whether or not registered) and all goodwill associated therewith (“Marks”), trade secret rights, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.  As used in this Agreement, “Seller Owned Intellectual Property Rights” means all Intellectual Property that is owned by any of the Sellers or the Companies and used in the Business (whether exclusively, jointly with another Person or otherwise) other than the Retained Names (as defined in Section 8.10(a)).  Schedule 5.12(a) lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all registrations and applications for material Seller Owned Intellectual Property Rights.

(b)           Except as described on Schedule 5.12(b), the Sellers or the Companies own the entire right, title and interest to all material Seller Owned Intellectual Property Rights free and clear of all Liens, except for Permitted Exceptions.

(c)           Schedule 5.12(c) lists all material licenses, sublicenses and other agreements pursuant to which a third party authorizes any of the Sellers or the Companies to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property used in the Business owned by a third party other than licenses, sublicenses or other agreements the benefit of which is to be provided to the Companies pursuant to the Transition Services Agreement (“In-Bound Licenses”), including the incorporation of any such Intellectual Property into products of any of the Sellers or the Companies except, in each case, licenses to software commercially available for an acquisition price not exceeding $50,000.

(d)           Schedule 5.12(d) lists all licenses, sublicenses and other agreements pursuant to which any of the Sellers or the Companies authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any material Seller Owned Intellectual Property Rights or pursuant to which any of the Sellers or the Companies grants rights in connection with the Business to use or practice any rights under any material Intellectual Property owned by a third party (“Out-Bound Licenses”) other than licenses to products of the Business granted in the Ordinary Course of the Business.  Notwithstanding the foregoing, Schedule 5.12(d) indicates which Out-Bound Licenses listed on Schedule 5.12(d) contain any grants of exclusivity.

(e)           The Sellers or the Companies (i) own the entire right, title and interest (subject to the licenses granted under each In-Bound License and Out-Bound License) to each item of Intellectual Property used in the Business as it is currently conducted free and clear of Liens, except for Permitted Exceptions, or (ii) subject to the knowledge qualifier regarding patents contained in the first and second sentences of Section 5.12(h), otherwise rightfully use or enjoy such Intellectual Property pursuant to the terms of a valid and enforceable In-Bound License or by reason of the fact that such Intellectual Property is not protected by any Intellectual Property Rights.  Subject to the knowledge qualifier regarding patents contained in the first and second sentences of Section 5.12(h), the Seller Owned Intellectual Property Rights, together with the Sellers’ and the Companies’ rights under In-Bound Licenses (collectively, the “Seller Intellectual Property”), together with the Intellectual Property provided pursuant to the Ancillary Agreements (including the Transition Services Agreement), constitute all the Intellectual Property necessary for the operation of the Business as it is currently conducted.

(f)            All registration, maintenance and renewal fees related to material Patents, Marks, Copyrights and any other certifications, filings or registrations that are owned by any of the Sellers or the Companies and used in the Business (“Seller Registered Items”) that are currently due have been paid, or will be paid before the

Closing, and all documents and certificates related to such Seller Registered Items have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Seller Registered Items.  Except for a failure to act which would reasonably be expected to have a Material Adverse Effect, there are no actions that must be taken by Purchaser within sixty (60) days after the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Seller Registered Items, except as disclosed to Purchaser at or prior to the Closing.  All Seller Registered Items are in good standing and held in compliance with all applicable legal requirements and, to the Knowledge of the Sellers, enforceable by the Sellers or the Companies.  All Patents used in the Business that have been issued to any of the Sellers or the Companies are, to the Knowledge of the Sellers, valid as of the date hereof.

(g)           Sellers are not aware of any challenges (or any basis therefor) with respect to the validity or enforceability of any Seller Owned Intellectual Property Rights.  Schedule 5.12(g) lists the status of any proceedings or actions before the United States Patent and Trademark Office or any other Governmental Entity anywhere in the world related to any of the Seller Owned Intellectual Property Rights, including the due date for any outstanding response by any of the Sellers in such proceedings.  Other than with respect to Intellectual Property reasonably determined by the Sellers or the Companies to not have economic value to the Business, none of the Sellers or the Companies have, within the past twelve (12) months, taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any material Seller Registered Items.

(h)           Except as set forth on Schedule 5.12(h), none of the products or services developed, manufactured, sold, distributed, provided, shipped or licensed by any of the Sellers or the Companies, in each case Related to the Business, has infringed or infringes upon, or otherwise unlawfully used or uses, the non-Patent Intellectual Property Rights of any third party or, to the Knowledge of Sellers, Patents of any third party.  None of the Sellers or the Companies, by conducting the Business as currently conducted, have infringed or infringe upon, or otherwise unlawfully used or use, any non-Patent Intellectual Property Rights of a third party or, to the Knowledge of Sellers, Patents of any third party.  None of the Sellers or the Companies have received any written communication (or to the Knowledge of the Sellers, received any oral communication) alleging that any of the Sellers or the Companies have violated or, by conducting the Business as currently conducted, would violate, any Intellectual Property Rights of a third party nor, to the Knowledge of the Sellers, is there any basis therefor, in each case which allegations have not been resolved.  No Legal Proceeding has been instituted, or, to the Knowledge of the Sellers, threatened, relating to any Intellectual Property formerly or currently used by any of the Sellers or the Companies used in the Business and none of the Seller Intellectual Property is subject to any outstanding Order.  To the Knowledge of the Sellers, no Person has infringed or is infringing any Intellectual Property Rights of any of the Sellers or the Companies used in the Business or has otherwise misappropriated or is otherwise misappropriating any Seller Intellectual Property in any respect that is material.

(i)            Each of the Sellers and the Companies has taken commercially reasonable steps to protect and preserve the confidentiality of all non-public Proprietary Information owned by any of the Sellers and the Companies used in the Business that is not covered by an issued Patent.  Any receipt or use by, or disclosure to, a third party of material non-public Proprietary Information used in the Business owned by any of the Sellers or the Companies has been pursuant to the terms of a binding confidentiality and non-use agreement between at least one of the Sellers or the Companies and such third party (“Nondisclosure Agreements”).  Each of the Sellers and the Companies is, and to the Knowledge of the Sellers, all other parties thereto are, in compliance with the provisions of the Nondisclosure Agreements.  Each of the Sellers and the Companies is in compliance with the terms of all Contracts pursuant to which a third party has disclosed to, or authorized such Seller or Company to use, Proprietary Information used in the Business owned by such third party.

(j)            Sellers and the Companies have obtained specific assignments from the inventor(s) with respect to all patents, patent applications and invention disclosures that are Intellectual Property used in the Business and that were conceived or developed by current and former employees of the Business.  No current or former employees, consultants, or contractors of the Business have claimed, asserted, or threatened individual ownership rights in, under, or to any Intellectual Property used in the Business, nor, to the Knowledge of the Sellers, is there any basis therefor.  It has been the general practice of the Sellers for the period that is five (5) years prior to the Effective Date and for the Companies for at least the shorter of such period of time as they have been subsidiaries of the Sellers and five (5) years prior to the Effective Date, to have employees, consultants and contractors execute assignments to the Sellers and the Companies, as applicable of Intellectual Property Rights that they conceive or develop in the course of their work for the Sellers and the Companies, as applicable.

(k)           To the Knowledge of the Sellers no employee, consultant or contractor of any of the Sellers or the Companies has been, is or will be, performing services for the Business in violation of any term of any employment, invention disclosure or assignment, confidentiality or noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s, consultant’s or contractor’s employment in the Business or any services rendered by such employee, consultant or contractor.

(l)            The execution and delivery of this Agreement by the Sellers and the Companies does not, and the consummation of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate any of the Sellers’ or the Companies’ rights to own any of its material Intellectual Property or their respective rights under any Out-Bound License or In-Bound License, nor require the consent of any

Governmental Entity or other third party in respect of any such material Intellectual Property.

(m)          Schedule 5.12(m) lists all Open Source Materials that are used in any products of any of the Sellers or the Companies Related to the Business.

(n)           None of the Sellers or the Companies have used any Open Source Materials in a manner that requires any Seller Owned Intellectual Property or any product of any of the Sellers or the Companies Related to the Business to be (i) disclosed or distributed in Source Code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge.

(o)           Except as set forth on Schedule 5.12(o), none of the Sellers or the Companies have participated in any standards setting activities or joined any standards setting organizations that would affect the proprietary nature of any Seller Intellectual Property, or restrict the ability of any of the Sellers or the Companies to enforce, license, or exclude others from using the Seller Intellectual Property.

(p)           None of the Sellers or the Companies have included in any products of any of the Sellers or the Companies Related to the Business any Software designed to disrupt, disable or harm in any manner the operation of any products of any of the Sellers or the Companies Related to the Business.  All Software in any products of any of the Sellers Related to the Business is free of (i) to the Knowledge of Sellers, any defects that could have a material adverse effect on the operation of any products of any of the Sellers or the Companies Related to the Business; and (ii) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other Software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of any products of any of the Sellers or the Companies Related to the Business, or data or other Software of users.

(q)           Except as set forth on Schedule 5.12(q), none of the Software included in the Transferred Assets is subject to any source code escrow or similar agreement.

5.13         Material Contracts.

(a)           Schedule 5.13(a) sets forth all of the following Contracts Related to the Business to which any Seller or Company is a party or by which it is bound as of the date hereof (collectively, the “Material Contracts”):

(i)            any Contract or series of related Contracts for the purchase of materials, supplies, goods, services (other than Contracts related to employment), equipment or other assets that (A) involves annual payments of $250,000 or more, (B) involves aggregate payments of $250,000 or more, or (C) involves or reasonably could be expected to involve payments of $250,000 or more in the year ending December 31, 2011;

(ii)           any Contract or series of related Contracts (A) that involves a specified annual minimum dollar sales amount of $250,000 or more, (B) pursuant to which any Company or Seller received payments of more than $250,000 in the year ended December 31, 2010, or (C) pursuant to which any Company or Seller reasonably expect to receive payments of more than $250,000 in the year ending December 31, 2011;

(iii)          any material Contract that requires any Company or Seller to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

(iv)          any partnership, joint venture or similar Contract;

(v)           any material distribution, dealer, representative or sales agency Contract or Contract which provides for a reseller or distributor to offer any products or any Company or Seller on a so called “hosted basis”;

(vi)          any material Contract with a Governmental Body;

(vii)         any note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of the Business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person, in each case in excess of $250,000;

(viii)        any Contract for any capital expenditure or leasehold improvement in any one case in excess of $250,000 or any such Contracts in the aggregate greater than $250,000;

(ix)           any Contract which restrains the ability of the Business to engage in any business or compete in any manner in any business;

(x)            any material Out-Bound License or material In-Bound License;

(xi)           any Contract relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

(xii)          any collective bargaining agreement or other Contract with any labor organization, union, works council, employee representative or association;

(xiii)         any Contract that is otherwise material to any Company or Seller and not previously disclosed pursuant to this Section 5.13(a).

(b)           Except as set forth on Schedule 5.13(b), (i) each Material Contract is in full force and effect and constitutes a valid enforceable agreement against the Company or Seller party thereto, as applicable, in accordance with its terms in all material respects, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally, general principles of equity and the discretion of courts in granting equitable remedies, and (ii) no Company or Seller, as applicable, is and, to the Knowledge of the Seller, no other party thereto is, in material default of any such Material Contract, and no Company or Seller has given or received written notice to or from any Person relating to any alleged or potential default that has not been cured.  Sellers have made available in the Datarooms complete and accurate copies of each Material Contract (including all amendments, modifications, extensions and renewals thereof and related notices and agreements thereto) to Purchaser or its representatives.

5.14         Employee Benefits Plans.

(a)           Schedule 5.14(a) lists each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any other stock option, stock purchase, equity-based compensation, bonus, incentive compensation, pension, welfare benefit, severance, vacation or change in control plan or agreement (other than any governmental plan or other statutorily required program, or individual grant agreement) as to which Business Employees participate and which (i) is maintained by any Company or applies solely in respect of such current or former employees (each, a “Company Benefit Plan”) or (ii) is maintained by Parent or any of its Affiliates other than the Companies (each a “Parent Benefit Plan”).  The Seller Representative has made available to Purchaser correct and complete copies of each Company Benefit Plan (or, in the case of any such Company Benefit Plan that is unwritten, descriptions thereof), and with respect thereto, if applicable: (i) the most recent annual reports on Form 5500 required to be filed with the IRS, (ii) the most recent summary plan description and (iii) the currently applicable trust agreement or insurance contract.

(b)           Each Company Benefit Plan has been administered in all material respects in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, except for any noncompliance that would not have a Material Adverse Effect.

(c)           None of the Company Benefit Plans is a pension plan that is intended to be tax-qualified under Section 401(a) of the Code (each, a “Company Pension Plan”).

(d)           Except as disclosed in Schedule 5.14(d) or as specifically contemplated by this Agreement, no Company Benefit Plan contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would result in (i) any increase in the compensation or benefits of any Business Employee, or (ii) the acceleration of payment, funding, or vesting of any rights under any Company Benefit Plan or employment agreement with any of the Companies.  The transactions contemplated by this Agreement do not constitute a change in the ownership or effective control of any corporation or in the ownership of a substantial portion of the assets of any corporation for purposes of Section 280G and 4999 of the Code.  None of the Business Employees is a “covered employee” to whom Section 162(m) of the Code applies.  Except as disclosed in Schedule 5.14(d), none of the Companies is a party to any agreement which would require the payment to any current or former Business Employee of an amount necessary to “gross-up” any payment to such individual by reason of any taxes, penalties or interest under Section 409A, 457A or 4999 of the Code.

(e)           None of the Companies has any obligation or liability, contingent or otherwise, with respect to any multiemployer plan (as defined in Section 4001(a)(3) of ERISA) or any pension plan subject to Title IV of ERISA or, except as disclosed in Schedule 5.14(e), any Parent Benefit Plan which is a defined benefit pension plan subject to Section 75 of the U.K. Pensions Act.  With respect to each Company Benefit Plan, there has not occurred any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in Section 404 of ERISA that could, if successful, result in any material liability, direct or indirect, for the Companies.

(f)            All monies withheld from employee paychecks with respect to Parent Benefit Plans have been transferred to the appropriate Plan in a timely manner as required by applicable law.

(g)           The Companies have not incurred any unsatisfied liability for any penalty with respect to any Company Benefit Plans or Parent Benefit Plans, and no event has occurred and no circumstance exists or has existed that could reasonably give rise to any such liability.  There are no pending or, to the Knowledge of Sellers, threatened claims by or on behalf of any Company Benefit Plan or by or on behalf of any participants or beneficiaries of any Company Benefit Plan or other persons alleging any breach of fiduciary duty on the part of the Company or any of its officers, directors or employees under ERISA other than those made in the ordinary operation of such plans for benefits under such plans.  No Company Benefit Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor or any other governmental entity, and no matters are pending with respect to any Company Benefit Plan under any IRS program.

(h)           All individuals classified by the Companies as independent contractors satisfy and have at all times during the period of such classification satisfied the requirements of applicable law to be so classified.

(i)            Attached as Schedule 5.14(i) is a true and complete list of employees (other than Business Employees) who have been employed by any Company or primarily with respect to the Business during the six month period prior to the date hereof in any of the following capacities: (i) sales, (ii) operations at the director level or above, or (iii) development at the director level or above, and in each case are employed by Parent or any of its Subsidiaries on the date hereof but are not employed by any Company or primarily with respect to the Business.

5.15         Labor.

(a)           No Company or Seller (with respect to the Business Employees) is a party to, bound by or negotiating any labor, collective bargaining or works council agreement, and there is no representation claim or petition pending before any Governmental Body.

(b)           Except as set forth on Schedule 5.15(b), there are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Sellers, threatened against or involving any Company, and none of the Companies has experienced any strike, work stoppage, work slowdown or lockout within the preceding two years, (ii) unfair labor practice charges, grievances, arbitrations or complaints pending or, to the Knowledge of the Sellers, threatened by or on behalf of any employee or group of employees of any Company, or (iii) to the Knowledge of Sellers, pending or threatened investigations by any Governmental Body responsible for the prevention of unlawful employment practices or enforcement of labor and employment Laws, except in each case as would not have a Material Adverse Effect.

(c)           Except as set forth on Schedule 5.15(c), all Business Employees who are working in the United States and are employed by U.S. Digital Assets as of the Closing Date may be terminated, subject to applicable Laws, at any time with or without cause or any requisite period of notice.  Further, there is no written representation made prior to the Closing Date by Sellers or any of their Affiliates to any such Business Employees that commits U.S. Digital Assets or Purchaser or any of its other Affiliates to retain them as employees for any period of time subsequent to the Closing Date.

(d)           The Companies and Sellers (with respect to the Business Employees) are in material compliance with all applicable Laws relating to all labor and employment practices, including employee benefits, immigration, non-discrimination, collective bargaining and occupational safety and health, the payment of compensation, minimum wages, hours and/or overtime, the identification of particular employees or job classifications as “exempt” or “non-exempt”, and compensation for breaks or meal periods.

(e)           To the Knowledge of Sellers, all Business Employees who are performing services for any of the Companies or the Sellers are legally permitted to work in the jurisdictions in which they are employed.

5.16         Litigation.  Except as set forth on Schedule 5.16, there are no material Legal Proceedings pending or, to the Knowledge of the Sellers, threatened in writing against any Company or a Seller (with respect to the Acquired Assets or Transferred Assets) before any Governmental Body.  No Company or any Acquired Assets or Transferred Assets are subject to any material Order of any Governmental Body.

5.17         Compliance with Laws; Permits.

(a)           Each Company and each Seller (with respect to the Acquired Assets and Transferred Assets) is in material compliance with all material Laws of any Governmental Body applicable to its respective businesses or operations.  No Company or Seller (with respect to the Acquired Assets or Transferred Assets) has received any written notice of or been charged with the material violation of any material Laws.

(b)           The Companies currently have all Permits which are required for the operation of their respective businesses as presently conducted, other than those the failure of which to possess would not have a Material Adverse Effect.  No Company is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not have a Material Adverse Effect.

5.18         Environmental Matters.  The representations and warranties contained in this Section 5.18 are the sole and exclusive representations and warranties of the Sellers pertaining or relating to any environmental and natural resources matters, including any arising under any Environmental Laws.  Except in each case as would not have a Material Adverse Effect:

(a)           the operations of the Companies and the Sellers (with respect to the Acquired Assets or Transferred Assets) are in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Permits required under all applicable Environmental Laws necessary to operate its business (“Environmental Permits”);

(b)           no Company or Seller (with respect to the Acquired Assets or Transferred Assets) is subject to any pending, or to the Knowledge of the Sellers, threatened claim alleging that such Company or Seller may be in violation of any Environmental Law or any Environmental Permit or may have any liability under any Environmental Law;

(c)           to the Knowledge of the Sellers, there are no pending or threatened investigations of the Business, or any currently or previously owned or leased property of any Company or Seller (with respect to the Acquired Assets or Transferred Assets), under Environmental Laws, which would reasonably be expected to result in any Company incurring any liability pursuant to any Environmental Law; and

(d)           No Company or Seller (with respect to the Acquired Assets or Transferred Assets) has entered into or agreed to any Order of any Governmental Body, and no Company or Seller (with respect to the Acquired Assets or Transferred Assets) is subject to any Order of any Governmental Body, relating to compliance with any Environmental Law.

5.19         Financial Advisors.  Except as set forth on Schedule 5.19, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for any Company or Seller (with respect to the Acquired Assets or Transferred Assets) in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment from Purchaser in respect thereof.

5.20         Privacy.

(a)           Each Seller and Company has complied with the terms and conditions of each posted privacy policy under which it collects personal information, except as would not be reasonably expected to have a Material Adverse Effect.

(b)           The Sellers and the Companies may be subject to the privacy laws and regulations of various countries by reason of personal data of the Sellers’ or the Companies’ employees stored in the United States or other countries, personal data stored in the United States or other countries for the Sellers’ or Companies’ customers and/or personal data related to contact Persons at customer accounts of the Sellers or the Companies.  For purposes of this Section 5.20, “personal data” shall have the meaning ascribed to such phrase in EU Directive 95/46/EC dated October 24, 1995 on the protection of individuals with regard to the processing of personal data and the free movement of data.

(c)           The Sellers and the Companies comply with applicable privacy and data protection laws, including, without limitation, EU Directive 95/46/EC, as incorporated into domestic legislation of the EU countries, the Gramm-Leach-Bliley Act and the Fair Credit Reporting Act, with respect to any personal data in their possession, except where the failure to be in compliance would not have a Material Adverse Effect.

(d)           The Sellers and the Companies have in place technical and organizational measures reasonably designed to:

(i)            prevent the unauthorized or unlawful processing of personal data stored by them; and

(ii)           prevent the loss or destruction of, or damage to, personal data stored by them.

5.21         Sufficiency of Acquired Assets and Shares.  As of the Closing, except with respect to the matters addressed by the Ancillary Agreements (including, without limitation, the Transition Services Agreement), the Acquired Assets, the Transferred Assets and the Shares are all of the assets used in the operation of the Business by Parent or its Subsidiaries immediately prior to the date hereof.

5.22         Immigration Matters.  Each Company and Seller has complied in all material respects with all relevant provisions of Section 274(A) of the Immigration and Nationality Act, as amended (the “Immigration Act”) with respect to Business Employees.  Without limiting the foregoing, (a) each “employee” (as that term is defined in the Immigration Act) that is a Business Employee is permitted to be so employed in the United States under the Immigration Act; (b) each Company and Seller has examined (and made copies of, if applicable) the documents presented by each of its Business Employees to establish appropriate employment eligibility under the Immigration Act; (c) each Company and Seller has completed and required each Business Employee hired on or since November 11, 1986 to complete a Form I-9 verifying employment eligibility under the Immigration Act; (d) each Company and Seller has retained each such completed Form I-9 for the length of time required under the Immigration Act; and (e) no material monetary penalties have been assessed against any Company or Seller for violation of Section 274(A) of the Immigration Act with respect to Business Employee.

5.23         Export Controls.  During the shorter of (x) the last five (5) years and (y) the period of time during which Parent has indirectly held a controlling interest in such Company or Seller, no Company or Seller (with respect to the Business) has been a party to, or performed any service or sold any product under, or, to the Knowledge of the Sellers, been a direct beneficiary under, any Contract with a customer located in Iran, Iraq, Libya, North Korea or Sudan.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

Each Seller hereby represents, severally and not jointly, to Purchaser that:

6.1           Organization and Good Standing.  Such Seller is a legal Person duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite corporate, partnership or other company power and authority to own, lease and operate its properties and to carry on its business, including the Business.

6.2           Authorization of Agreement.  Such Seller has all requisite corporate, partnership or other company power, authority and legal capacity to execute and deliver this Agreement and each Ancillary Agreement to which such Seller is or will be party (together with this Agreement, the “Seller Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each Seller Document and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required corporate, partnership or other company action on the part of such Seller.  This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by such Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Seller Document, when so executed and delivered will constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

6.3           Conflicts; Consents of Third Parties.

(a)           Except as set forth on Schedule 6.3(a), the execution and delivery by any Seller of the Seller Documents to which it is or will be party, the consummation of the transactions contemplated hereby or thereby, and compliance by such Seller with any of the provisions thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of such Seller; (ii) any Contract or Permit to which such Seller is a party or by which any of the properties or assets of such Seller are bound; (iii) any Order of any Governmental Body applicable to such Seller or by which any of the properties or assets of such Seller are bound; or (iv) any applicable Law, other than, in each case, such conflicts, violations, defaults, terminations or cancellations, that would not have a Material Adverse Effect.

(b)           Except as set forth on Schedule 6.3(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Seller in connection with the execution and delivery of this Agreement or the Seller Documents or the compliance by any Seller with any of the provisions thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act and the French Ministry of the Economy, Finance and Industry, and (ii) such other consents, waivers, approvals, Orders, permits or authorizations the failure of which to obtain would not have a Material Adverse Effect.

6.4           Ownership and Transfer of Shares and Acquired Assets.

(a)           Each Stock Seller is the record and beneficial owner of the Shares indicated as being owned by such Stock Seller on Exhibit A-1, free and clear of any and all Liens other than Permitted Exceptions.  Upon execution and delivery of all documentation required for the valid transfer of the Shares in each jurisdiction governing the transfer of such Shares, as such requirements are set forth on Exhibit F and in substantially and substantively the forms attached to Exhibit F or, if not attached, on customary terms reasonably acceptable to Purchaser and the applicable Seller (each a “Local Share Transfer Agreement), the delivery of the Shares will convey to Purchaser good and marketable title to such Shares, free and clear of any and all Liens.

(b)           Each Asset Seller owns and has good title to each of the Acquired Assets, free and clear of all Liens other than Permitted Exceptions.  Each Asset Seller has all requisite corporate, partnership or other company power and authority to sell, transfer, assign and deliver the Acquired Assets as provided in this Agreement, and upon execution and delivery of a bill or sale, assignment and assumption agreement or such other agreement as is described on Exhibit G and in substantially and substantively the forms attached to Exhibit G or, if not attached, on customary terms reasonably acceptable to Purchaser and the applicable Seller (each a “Local Asset Agreement”) each Asset Seller will convey to Purchaser good and marketable title to the respective Acquired Assets sold by such Asset Seller, free and clear of any and all Liens other than Permitted Exceptions.

(c)           As of the date hereof, IMIM owns and has good title to (and as of the Closing, U.S. Digital Assets will own and hold good title to) the Transferred Assets, free and clear of all Liens other than Permitted Exceptions.

6.5           Litigation.  Except as set forth on Schedule 6.5, there are no Legal Proceedings pending or, to the Knowledge of the Sellers, threatened that are reasonably likely to prohibit or restrain the ability of any Seller to enter into this Agreement or consummate the transactions contemplated hereby.

6.6           Financial Advisors.  Except as set forth on Schedule 6.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for any Seller in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.7           Taxes.  Except as set forth on Schedule 6.7, Sellers (i) have duly and timely filed (or there has been timely filed on its behalf) all material Tax Returns required to be filed by them with respect to the Acquired Assets, which Tax Returns are true, correct and complete in all material respects and (ii) have timely paid (or have had timely paid on its behalf) or has timely withheld and remitted (or has had timely withheld and remitted on its behalf) all material Taxes (whether or not shown on any Tax Return) with respect to the Acquired Assets. There are no Legal Proceedings now in progress or threatened in writing with respect to the Acquired Assets in respect of any Tax.  None of the Sellers is a party to any joint venture, partnership or other arrangement that would become binding upon Purchaser upon completion of the transactions contemplated by this Agreement and that is treated as a partnership for U.S. federal income tax purposes.  None of the Acquired Assets is a “United States real property interest” as defined in Section 897 of the Code.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Sellers that:

7.1           Organization and Good Standing.  Purchaser is a public limited company duly organized, validly existing and in good standing under the laws of the United Kingdom and has all requisite company power and authority to own, lease and operate properties and carry on its business.

7.2           Authorization of Agreement.  Purchaser has full corporate, partnership or other company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which Purchaser is or will be party (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate, partnership or other company action on behalf of Purchaser.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at Law or in equity).

7.3           Conflicts; Consents of Third Parties.

(a)           None of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation and by-laws (or other organizational and governing documents) of Purchaser; (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law.

(b)           No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by Purchaser of any other action contemplated hereby, except for compliance with the applicable requirements of the HSR Act and the French Ministry of the Economy, Finance and Industry.

7.4           Litigation.  There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

7.5           Investment Intention.  Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act.  Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

7.6           Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

7.7           Financial Capability.  Purchaser (i) has, and at the Closing will have, sufficient unrestricted internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the

Initial Purchase Price and the Final Purchase Price and any expenses incurred or to be paid by Purchaser in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) as of the date hereof, has not incurred any obligation, commitment, restriction or Liability of any kind which would impair or adversely affect Purchaser’s right or ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

7.8           Condition of the Business.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that none of Parent, any Seller or any Company (or any of their respective Affiliates or any other Person) is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Sellers in Article V and Article VI (as modified by the Schedules hereto as supplemented or amended), and Purchaser hereby: (i) acknowledges and agrees that, except for the representations and warranties contained therein, the Shares, the Acquired Assets and the Business are being transferred on a “where is” and, as to condition, “as is” basis, and (ii) expressly disclaims reliance on any representation or warranty not contained in this Agreement.  Accordingly, any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of the Sellers set forth in Article V and Article VI (as modified by the Schedules hereto as supplemented or amended).  Purchaser further represents that none of the Companies, any Seller or any of their respective Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Shares, the Acquired Assets, the Business, the Companies, the Sellers or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of the Companies or Sellers, any of their respective Affiliates or any other Person will have or be subject to any Liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or Purchaser’s use of, any such information, including any confidential memoranda distributed on behalf of the Sellers or the Companies relating to the Shares, the Acquired Assets or the Business or other publications or data room information provided to Purchaser or its representatives, or any other document or information in any form provided to Purchaser or its representatives in connection with the sale of the Shares, the Acquired Assets and the Business and the transactions contemplated hereby.  Purchaser acknowledges that it has conducted to its satisfaction, its own independent investigation of the condition, operations and business of the Shares, the Acquired Assets and the Business and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation.  Notwithstanding anything contained in this Agreement, nothing contained in this Agreement will constitute a limitation or waiver of any Party’s ability to pursue any claims for fraud.

ARTICLE VIII

COVENANTS

8.1           Access to Information; Cooperation.  (a) Prior to the Closing, Purchaser shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Companies and the Sellers (with respect to the Business) and such examination of the books and records of the Companies and the Sellers (with respect to the Business) as it reasonably requests and that is reasonably necessary in connection with Purchaser’s obligations under this Agreement.  Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law.  Sellers shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of each Seller and each Company to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with the Sellers and the Companies and their respective representatives and shall use its reasonable efforts to minimize any disruption to the Business.  Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require any Seller or any Company to disclose information (i) subject to attorney-client privilege, (ii) in conflict with any confidentiality obligations to which any Seller or any Company is bound, (iii) which would constitute a violation of the Antitrust Laws or (iv) that relates to the process conducted by Parent with respect to the sale of the Business including, without limitation, any materials received from any third parties.  Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of the Seller Representative, which may be withheld for any reason, (i) Purchaser shall not, outside of its ordinary course of business consistent with conduct prior to the date hereof and in no way involving matters contemplated by this Agreement, contact any suppliers to, or customers of, the Company, and (ii) Purchaser shall have no right to perform invasive or subsurface investigations of the properties or facilities of any Seller or any Company.

(b)           For a period of two (2) years after the Closing, Purchaser will give the Sellers reasonable access during Purchaser’s regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law to books and records transferred to Purchaser to the extent necessary for the preparation of financial statements, Regulatory Filings or Tax Returns of any Seller or any of their Affiliates in respect of periods ending on or prior to Closing, or in connection with any Legal Proceedings.  The Sellers shall be entitled, at their sole cost and expense, to make copies of the books and records to which they are entitled to access pursuant to this Section 8.1(b).

8.2           Conduct of the Business Pending the Closing.

(a)           Prior to the Closing, except (I) as set forth on Schedule 8.2, (II) as required by applicable Law, (III) as otherwise contemplated by this Agreement (including, without limitation, Section 8.14) or (IV) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), each Seller shall and shall cause the Companies to:

(i)            conduct the Business only in the Ordinary Course and in material compliance with all Laws and Material Contracts including sending out invoices in the Ordinary Course;

(ii)           use its commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Business, and (B) preserve the present relationships with customers, suppliers, distributors, licensors and licensees of the Business;

(iii)          maintain the Transferred Assets and Acquired Assets in good and marketable condition, including all related Source Code and Source Code history, Object Code, build instructions and test plans;

(iv)          maintain other material assets, properties and rights included in the Acquired Assets and the Transferred Assets in substantially the same state of repair, order and conditions as they are on the date hereof, ordinary wear and tear excepted;

(v)           maintain its books and records in accordance with past practice; and

(vi)          use its reasonable efforts to conduct the Business in such a manner to cause all closing conditions set forth in Section 9.1 that are in the control of any Seller or Company to be satisfied as soon as reasonably practicable following the date hereof.

(b)           Except (I) as set forth on Schedule 8.2, (II) as required by applicable Law, (III) as otherwise contemplated by this Agreement (including, without limitation, Section 8.11 and Section 8.14) or (IV) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), the Asset Sellers shall not and the Stock Sellers shall cause each Company not to:

(i)            transfer, issue, sell or dispose of any shares of capital stock or other securities of any Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of any Company;

(ii)           effect any recapitalization, reclassification or like change in the capitalization of any Company;

(iii)          amend the certificate of incorporation or by-laws or comparable organizational and governing documents of any Company in any manner adverse to Purchaser;

(iv)          other than in the Ordinary Course or as required by Law or Contract, (A) increase the annual level of compensation payable or to become payable by any Company or Seller to any of their respective Business Employees, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any Business Employee, (C) materially increase the coverage or benefits available under any (or create any new) Company Benefit Plan or Parent Benefit Plan applicable to any Business Employee, or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which any Company is a party or involving any Business Employees, except, in each case, (x) as required by applicable Law from time to time in effect or by the terms of any Company Benefit Plans, or (y) increases in benefits under a Parent Benefit Plan covering any group of employees of Parent and its Affiliates generally;

(v)           subject to any Lien, any of the properties or assets (whether tangible or intangible) of any Company or any Acquired Assets or Transferred Assets, except for Permitted Exceptions;

(vi)          other than the Transferred Assets and the Retained Assets, acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of any Company or the Business (except pursuant to an existing Contract for fair consideration in the Ordinary Course or for the purpose of disposing of obsolete or worthless assets);

(vii)         other than in the Ordinary Course, cancel or compromise any material debt or claim or waive or release any material right of any Company or the Business;

(viii)        enter into any commitment for capital expenditures of any Company in excess of $250,000 for any individual commitment and $1,000,000 for all commitments in the aggregate;

(ix)           enter into, modify or terminate any labor, collective bargaining, or works council agreement of any Company or Seller (with respect to Business Employees);

(x)            take any action that would constitute a “mass layoff” or “plant closing,” or which would otherwise trigger notice requirements under the WARN Act or any applicable Law concerning reductions in force;

(xi)           assume, incur or guarantee any material Indebtedness;

(xii)          amend, modify, cancel or waive any material rights under any Material Contract;

(xiii)         enter into any Contract that, if entered into prior to the date of this Agreement, would be required to be listed as a Material Contract in Schedule 5.13(a), other than any Contract in the Ordinary Course of the Business; provided, that any Contracts for the purchase of supplies in the Ordinary Course shall not have an aggregate Liability to the Business of more than $250,000, individually, or $1,000,000 for all such supply Contracts;

(xiv)        settle any material Legal Proceeding relating to Business Employees or former Business Employees;

(xv)         be party to any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Business;

(xvi)        make any material changes in its accounting methods, principles or practices;

(xvii)       make any material Tax election, change its method of Tax accounting or settle any material claim for Taxes except to the extent such election, change or settlement (i) relates to the Consolidated Tax Returns of or which include any of the Companies and Parent or any Affiliate of Parent, and (ii) does not materially create or increase any Taxes of a Company for a Post-Closing Tax Period or materially affect a net operating loss or any other Tax attribute of a Company;

(xviii)      take any deliberate action intended to cause or encourage any Business Employees to terminate their employment prior to the Closing; or

(xix)         enter into any Contract to take any of the actions prohibited by this Section 8.2.

8.3           Consents.  Purchaser and the Sellers shall use (and the Sellers shall cause the Companies to use) their commercially reasonable efforts, and Purchaser shall cooperate with the Sellers and the Companies to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, the consents and approvals referred to in Sections 5.3(b), 6.3(b) and 7.3(b) hereof, provided, however, that no Party shall be obligated to pay any consideration to any third Person from whom consent or approval is requested.

8.4           Regulatory Approvals.

(a)           Each Party shall use its best efforts to (i) make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within 10 Business Days after the date of this Agreement in the case of all filings required under the HSR Act and within four (4) weeks in the case of all other filings required by other Antitrust Laws, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries or Affiliates from the FTC, the Antitrust Division or any other Governmental Body in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of draft filings to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction.  Each Party shall use its best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement.  Each Party shall promptly inform the other Parties of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction.  No Party may independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other Parties prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate.  Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party of any Company relating to proceedings under the HSR Act or other Antitrust Laws.  Any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 8.4 as “outside counsel only.”  Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials.

(b)           Each of Purchaser and each Seller shall use its best efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under the Antitrust Laws.  In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of any Antitrust Law, each of Purchaser and each Seller shall cooperate and use its best efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal, unless by mutual agreement, Purchaser and Seller Representative decide that litigation is not in their respective best interests.  Each of Purchaser and each Seller shall use its best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.  In connection with and without limiting the foregoing, each of Purchaser and each Company agrees to use its best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Federal, state and local and non-United States antitrust or competition Governmental Body, so as to enable the Parties to close the transactions contemplated by this Agreement as expeditiously as possible, including effecting or committing to effect, by consent decree, hold separate orders, trust or otherwise the sale or disposition of such of assets of the Business as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or preceding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement; provided, however, that Purchaser shall not be required to divest a portion of the Business that in the aggregate generated more than 25% of the net sales of the Business (as measured by 2010 net sales of the Business).

(c)           Each of Purchaser and IMIM shall use their best efforts to make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates and to take all actions as may reasonably be required (including those similar to the covenants contained in Section 8.4(a) with respect to Antitrust Laws) in furtherance of the approval of the French Local Agreement by the French Ministry of the Economy, Finance and Industry.

8.5           Further Assurances.  Subject to, and not in limitation of, Section 8.4, each of Purchaser and each Seller shall use (and each Stock Seller shall cause the Company or Companies of which it is the sole shareholder to use) its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement (including Schedule 8.5) and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

8.6           Confidentiality.  Purchaser acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of that certain Confidentiality Agreement between Autonomy, Inc. and Parent dated March 30, 2011 (the “Confidentiality Agreement”).  Purchaser hereby agrees to be bound by all terms of the Confidentiality Agreement applicable to Autonomy, Inc., all of which terms are hereby incorporated by reference.  Effective upon, and only upon, the Closing Date, the Confidentiality Agreement and corresponding obligations of Purchaser pursuant to this Section 8.6 shall terminate.

8.7           Indemnification, Exculpation and Insurance.

(a)           From and after the Closing Date, Purchaser shall indemnify, defend and hold harmless the individuals who on or prior to the Closing Date were directors, officers or employees of any Company (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of any Seller or any Company at any time prior to the Closing Date in each case to the same extent provided in the certificate of information and bylaws or similar organizational and governing documentation of the applicable Seller or Company as of the date hereof.  Purchaser agrees that all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the respective certificate of incorporation or by-laws or comparable organizational and governing documents of the Company or any of the Subsidiaries as now in effect, and any indemnification agreements or arrangements of the Company or any of the Subsidiaries shall survive the Closing Date and shall continue in full force and effect in accordance with their terms.  Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Law.

(b)           The provisions of this Section 8.7:  (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

(c)           In the event that Purchaser or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser shall assume all of the obligations thereof set forth in this Section 8.7.

(d)           The obligations of Purchaser under this Section 8.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 8.7 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 8.7 applies shall be third party beneficiaries of this Section 8.7).

8.8           Preservation of Records.  The Sellers and Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the Business (including, without limitation, all books and records with respect to Taxes pertaining to the Acquired Assets or any Company) for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such Party in connection with, among other things, any insurance claims by or Legal Proceedings against such Party (other than any Legal Proceeding instituted by any of the Sellers or their respective Affiliates) or any of their Affiliates or in order to enable such Party to comply with its obligations under applicable Law, this Agreement and each other agreement, document or instrument contemplated hereby.  In the event any Seller or Purchaser wishes to destroy such records after that time (the “Destroyer”), the Destroyer shall first give 90 days prior written notice to the Seller Representative (if Purchaser is the Destroyer) or Purchaser (if any Seller is the Destroyer) notifying the other Party (the “Non-Destroyer”) of Destroyer’s intent to destroy such records and the date of such planned destruction.  After any such notice of destruction, the Non-Destroyer shall have the right, at its option and expense and upon prior written notice given to the Destroyer prior to the date on which the Destroyer intends to destroy such records, to take possession of the records within 180 days after the date of such notice by the Non-Destroyer.

8.9           Publicity.  None of the Parties may issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the applicable Party, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Parent or Purchaser lists securities; provided, that any public announcement or statement or press release shall be subject to the prior review and opportunity to comment by each of Parent and Purchaser.  Purchaser understands and agrees that Parent plans to file a Current Report on Form 8-K, to disclose this Agreement and the transactions contemplated hereby.

8.10         Use of Name.

(a)           Each Seller agrees that, for a period of three (3) months after the Closing Date, Purchaser may continue to distribute product literature that uses any Retained Names and distribute products with labeling that uses any Retained Names to the extent that such product literature and labeling exists on the Closing Date and Purchaser has marked, or has caused the Business to mark, such product literature and labeling to obliterate the Retained Names; provided, that for a period of six (6) months following the Closing Date, Purchaser may continue to develop and distribute bug fixes and patches with embedded code that causes the display of any Retained Names to the extent that such names are embedded on the code on the Closing Date and it would be impracticable to remove it, and solely for the maintenance and support for a customer of the Business as of the Closing Date with respect to current Products. “Retained Names” means “Iron Mountain” or any name, logo or trademark that includes “Iron Mountain”, any variation and derivatives thereof and any other logos or trademarks of the Sellers not transferred to Purchaser pursuant to this Agreement and the Ancillary Agreements.

(b)           Purchaser agrees that it (i) shall have no right to use of the name “Iron Mountain” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Subject Marks”), and (ii) will not at any time hold itself out as having any affiliation with Parent or any of its Affiliates.  In furtherance thereof, as promptly as practicable but in no event later than ninety (90) days following the Closing Date, Purchaser shall remove, strike over or otherwise obliterate all Subject Marks from all materials including, without limitation, any vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials and shall take or cause to be taken all necessary actions to formally change the name of any Company containing the words “Iron Mountain” in such Company’s jurisdiction or organization, and any qualification to do business in any other jurisdiction.  Notwithstanding the foregoing, the preceding sentence shall be subject to the six (6) month exception regarding embedded code as described in Section 8.10(a).

8.11         Employment and Employee Benefits.

(a)           Continuation of Employment of Business Employees.  Each employee of the Sellers, any Company, or any of their respective Affiliates who is primarily employed with respect to the Business (as mutually agreed in writing by the Parties) is herein referred to as a “Business Employee” and collectively as the “Business Employees.”  Prior to or on the Closing Date, Purchaser shall, except as mutually agreed in writing between Purchaser and the Seller Representative, offer or cause any of its Affiliates to offer employment as of the Closing Date (where employment does not continue by operation of Law) to each Business Employee who is not employed by any of the Companies as of the Closing Date, and such offer of employment shall be made in compliance with applicable laws, for employment commencing as of the Closing Date and at an initial annual base salary that is not less than the annual base salary applicable to such employee immediately prior to the Closing Date.  Purchaser shall, at its sole expense, use its reasonable best efforts to secure the prompt transfer of employment of Business Employees in compliance with all applicable immigration laws (including transfer of any H1-B visas or similar employer sponsored work permits), and the Sellers shall reasonably cooperate with Purchaser in such efforts.  Neither Purchaser nor any of its Affiliates shall be obligated, however, to continue to employ any Business Employee for any specific period of time following the Closing Date, subject to applicable Law.

(b)           Terms and Conditions of Employment.  For a period of one (1) year following the Closing, Purchaser shall, or shall cause its Affiliates to, provide each Business Employee with compensation and employee benefits that are comparable to the compensation and employee benefits provided to Purchaser’s similarly situated employees.  In addition, Purchaser shall, or shall cause its Affiliates to, provide each Business Employee while employed during the first six months following the Closing Date with an annual base salary or hourly wage rate that is not less than the annual base salary or hourly wage rate applicable to such employee immediately prior to the Closing Date.

(i)            Vacation.  Purchaser shall, or shall cause its Affiliates to, assume or retain, as the case may be, all obligations of any Seller or their respective Affiliates for the accrued, unused vacation and other paid time off as of the Closing Date of the Business Employees.

(ii)           Credit for Service.  Purchaser shall, or shall cause its Affiliates to, credit Business Employees for service earned on and prior to the Closing Date with Sellers and their Affiliates, or any of their respective predecessors, in addition to service earned with Purchaser and its Affiliates on or after the Closing Date, to the extent that the retirement or other employee benefit plans, programs or other arrangements of Purchaser and its Affiliates take into account service for purposes of eligibility, vesting or the calculation of vacation, sick days, severance, layoff and similar benefits (but not for purposes of pension benefit accruals) under any retirement or other employee benefit plan, program or arrangement of Purchaser or any of its Affiliates for the benefit of the Business Employees on or after the Closing Date.

(iii)          Group Health Coverage.  Purchaser shall, and shall cause its Affiliates to, (i) waive limitations on benefits relating to any pre-existing conditions of the Business Employees and their eligible spouses and dependents, (ii) provide immediate, uninterrupted group health coverage of Business Employees on the Closing Date (if the Business Employee was participating in group health coverage immediately prior to the Closing Date) and (iii) recognize for purposes of annual deductible and out-of-pocket limits under Purchaser’s health plans, deductible and out-of-pocket expenses paid by Business Employees and their spouses and eligible dependents under Sellers’ or any of their Affiliates’ health plans in the calendar year in which the Closing Date occurs.

(iv)          Sales Commission Plans.  At Purchaser’s request prior to the Closing Date, Sellers shall terminate as of the Closing Date any Company Benefit Plan which is a sales commission plan, provided Purchaser has timely provided to Sellers for distribution prior to the Closing Date to the applicable Business Employees a written description of any new sales commission arrangement of Purchaser.

(c)           Parent Benefit Plans.  Purchaser shall not assume and the Sellers shall retain sponsorship of and all obligations and liabilities under the Parent Benefit Plans, including all outstanding stock options or other equity awards held by any Business Employee, former employee of the Business or other service provider under such plans, but excluding obligations and liabilities specifically assumed by Purchaser under Sections 8.11(b)(i) and (e) hereof and as agreed by the Parties in accordance with Schedule 8.11(f).

(d)           Transfers of U.S. Business Employees.  Sellers shall cause the employment of Business Employees working in the United States to be transferred to U.S. Digital Assets prior to the Closing Date in a manner such that, subject to applicable Laws, such Business Employees may be terminated at any time with or without cause or any requisite period of notice, and U.S. Digital Assets shall assume the accrued and unused vacation and the flexible spending accounts (“FSA”), in each case as of the date of transfer, of such Business Employees.  Sellers shall transfer (or cause to be transferred) to within thirty (30) days after the Closing Date a cash payment equal to the excess, if any, of the aggregate amount withheld from such Business Employees’ compensation under Sellers’ FSA for the plan year over the aggregate amount of reimbursements paid to such Business Employees under Sellers’ FSA for such plan year, or (B) the excess, if any, of the aggregate amount of reimbursements paid to such Business Employees under Sellers’ FSA for the plan year in which the applicable termination date occurs over the aggregate amount withheld from such Business Employees’ compensation under Sellers’ FSA for such plan year shall be included in Closing Working Capital.  Sellers and their Affiliates shall be relieved of any further obligations to the Business Employees under Sellers’ FSA.

(e)           Business Employee Severance Indemnity.  Purchaser shall indemnify and hold harmless the Seller and its Affiliates for all severance pay and benefits (including statutory severance or termination indemnity benefits), cash compensation during any required notice period, pay in lieu of notice, and accrued and unused vacation as of the applicable date of termination of employment, in each case arising from or relating to (i) the termination on or after the Closing Date of any Business Employee who is employed outside of the United States immediately prior to the Closing Date (“Non-U.S. Business Employee”), (ii) any change on or after the Closing Date to any term or condition of employment applicable to such Non-U.S. Business Employee immediately prior to the Closing Date or (iii) any failure of any Non-U.S. Business Employee to accept an employment offer pursuant to Section 8.11(a).

(f)            Mutual Cooperation.  Sellers and Purchaser shall (i) reasonably cooperate with each other to effect the transactions contemplated by this Section 8.11; provided, however, that Purchaser shall not be entitled to contact Business Employees prior to the Closing Date except (A) managers as are reasonably agreed in writing by Sellers, (B) written employment offers and other materials which are reasonably and mutually approved by the parties, and (C) at such times and in such manner as is reasonably approved by the Sellers, Business Employees who currently participate in any sales commission program with respect to any new sales incentive arrangement to be established by Purchaser or any of its Affiliates for such Business Employees, and (ii) take such other actions as agreed by the Parties in accordance with Schedule 8.11(f).

8.12         Disclosure Schedules; Supplementation and Amendment of Schedules.  The Seller Representative may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule where it is reasonably apparent that such listing or description would be appropriate.  From time to time prior to the Closing, the Seller Representative shall have the right to supplement or amend the Schedules with respect to any matter hereafter arising or discovered after the delivery of the Schedules pursuant to this Agreement.  The Seller Representative shall describe any matter set forth in any supplement or amendment in reasonable detail.  No such supplement or amendment, or the facts or circumstances underlying such supplement or amendment, shall have any effect on Purchaser’s obligations to consummate the transactions contemplated hereby, other than any matters which (i) were required to be included on the Schedules delivered as of the date of this Agreement or (ii) would give Purchaser the right to terminate this Agreement pursuant to Section 4.2(d) with respect to the conditions set forth in Section 9.1(a); provided, however, if the Closing shall occur, then Purchaser shall be deemed to have waived any such right or claim under this Agreement or otherwise, including pursuant to Article X hereof (other than with respect to claims for intentional breach or fraud), with respect to any and all matters disclosed in reasonable detail pursuant to any such supplement or amendment at or prior to the Closing which would have given Purchaser a right to terminate this Agreement pursuant to Section 4.2(d).

8.13         Control of Business.  Notwithstanding anything in this Agreement to the contrary, Purchaser acknowledges on behalf of itself and its Affiliates and its and their directors, officers, employees, Affiliates, agents, representatives, successors and assigns that the operation of the Companies remains in the dominion and control of the Companies and the Sellers until the Closing and that none of the foregoing Persons will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any director, officer or employee of Parent, any Seller or any Company, except as specifically contemplated or permitted by Article VIII or as otherwise consented to in advance by the Seller Representative.

8.14         Transfer of Transferred Assets and Retained Assets.  Immediately prior to or at the Closing, Parent shall (or shall cause IMIM to) and IMIM shall contribute, assign, transfer, convey and deliver to U.S. Digital Assets the Transferred Assets and all related Liabilities pursuant to an agreement or agreements, the form and substance of which have been approved by Purchaser, provided such approval shall not be unreasonably withheld, delayed or conditioned (collectively, the “Transferred Asset Agreements”).  Immediately prior to or at the Closing, IM India shall sell, assign, transfer, convey and deliver the Retained Assets and all related Liabilities to an Affiliate of Parent to be formed for the purpose of such transfer, and such Affiliate shall pay to IM India the fair value of such Retained Assets pursuant to an agreement or agreements, the form of substance of which are reasonably satisfactory to Purchaser.

8.15         Exclusivity.  Parent and each Seller agrees as follows:

(a)           Except with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, Parent and each Seller will not, and it will cause its Subsidiaries not to, (i) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to an acquisition, merger, consolidation or similar transaction involving, or any purchase of all or any substantial portion of the assets of the Business (any such proposal or offer being hereinafter referred to as a “Proposal”), or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any person relating to a Proposal, (iii) otherwise cooperate in any effort or attempt to make, implement or accept a Proposal, or (iv) enter into or consummate any agreement or understanding with any person relating to a Proposal.

(b)           Except with respect to the transactions contemplated herein and in the Ancillary Agreements, Parent and each Seller shall immediately cease and terminate, and each shall cause its Subsidiaries immediately to cease and terminate, any existing activities, including discussions or negotiations with any parties conducted heretofore with respect to any Proposal.

(c)           The Seller Representative shall promptly notify Purchaser upon receipt of any written Proposal; provided, that the Seller Representative shall have no obligation to provide such notice to the extent the Seller Representative or any of its Subsidiaries are prohibited by a confidentiality or non-disclosure agreement entered into prior to the date hereof.

8.16         Non-Competition.  During the period commencing with the Closing Date and ending on the thirty (30) month anniversary of the Closing Date, neither Parent nor its Subsidiaries shall (a) purchase, invest in or otherwise acquire any material interest in any Person that directly competes with the Business by way of manufacturing, using, selling, re-selling, marketing, developing, distributing, promoting, or otherwise exploiting any product or service that is directly competitive with the Business or (b) seek to develop for commercial sale any Software or cloud-based computing platform that directly competes with the Business (collectively, “Competitive Activities”).  Nothing contained in this Section 8.16 shall limit Parent or its Affiliates from (i) directly or indirectly, holding or making investments in securities of any business listed on a national securities exchange, admitted to trading in an automated quotations market, or traded generally on the over-the-counter market, (ii) acquiring or investing in or otherwise acquiring a material interest in any Person with revenues from Competitive Activities less than the lesser of $5,000,000 or 5% of such Person’s aggregate revenues for the fiscal year most recently ended, (iii) itself re-selling, distributing, promoting or otherwise exploiting any product or service of a third party if advisable to service client needs on terms not commercially available from the Business after Closing or (iv) operating its file archiving business or investing in or operating any other business that generates less than $2,000,000 in annual revenues per country in which Parent or its Subsidiaries operates as of the date hereof.  For greater certainty, no portion of the Initial Purchase Price or Final Purchase Price shall be received or receivable by IM Canada as consideration for the covenants granted pursuant to this Section 8.16.  If requested by Parent or IM Canada, Purchaser (or its permitted assignee, if the Business conducted by IM Canada is acquired by such assignee) shall make a joint election contemplated by proposed section 56.4 of the Income Tax Act (Canada) (or any successor provision thereto).

8.17         Retained Employees.  Prior to or at the Closing, the Sellers shall cause each employee of IM India or any other Company who is not primarily engaged in the Business (“Retained Employees”) to transfer their employment to Parent or one of its Affiliates and shall cause such successor employer to assume all obligations and liabilities with respect to the Retained Employees.  Each Retained Employee of IM India shall be transferred on terms and conditions of service not less favorable to such Retained Employees than those term and conditions on which they are employed by IM India on the transfer date, with the full benefit of the continuity of their previous employment with IM India provided that they have, on or before the Closing Date, accepted and agreed, in writing, the offer to their transfer.  IM India shall issue necessary letters of transfer of employment to a to-be-formed Subsidiary (“Newco India”) in respect of each of the Retained Employees as may be required by Law or pursuant to the terms hereof.  On or before the Closing (and no later than such time as is required by applicable Law), IM India shall pay to each Retained Employee his or her accrued but unpaid leave through the Closing Date.  Except as provided below and subject to Section 8.11, IM India shall take full responsibility for payment of all employment benefits, the details of which are specified in Schedule 8.17, to the Retained Employees, which are due and / or payable in respect of the period up to the transfer date, and to the extent such actual payments to Retained Employees are not insured or otherwise funded the Seller Representative will reimburse IM India for such payments.  On and from the Closing Date, Purchaser shall cause IM India to procure that funds lying under any of IM India’s benefits plans, such as gratuity, provident fund and superannuation fund, allocable or otherwise credited to any Retained Employee who immediately before the Closing Date was a member of IM India’s relevant benefits plan, transfer to Newco India’s relevant benefit plan (as soon as reasonably practicable after the Closing Date) the value of the Retained Employee’s accrued benefits in those Benefit Plans, calculated in accordance with the respective rules of those schemes and on the basis of the same actuarial methods and assumptions as those schemes apply generally to the calculation of such transfer values at the Closing Date.

8.18         Transfer of Non-Company Business Employees.  Prior to or on the Closing Date, Sellers may cause Business Employees who are employed in the United States but are not employed at a Company to be employed by or transfer their employment to a Company.  Active participation by Business Employees in any of the Parent Benefit Plans shall terminate as of the Closing Date; provided, that Business Employees shall be entitled to all accrued benefits through the Closing Date under the terms of the Parent Benefit Plans except as otherwise agreed in writing by Purchaser and the Seller Representative.

8.19         License Grant and Retention.

(a)           Parent to Purchaser.  Effective as of, and subject to the occurrence of, the Closing, Parent grants to Purchaser and Purchaser’s Affiliates a perpetual, worldwide, nonexclusive, irrevocable, fully paid license under the patent set forth on Schedule 8.19(a) and all divisions, continuations, renewals, reissuances, extensions and foreign counterparts of the foregoing (and any other patents that claim priority from the foregoing or from any patent from which the foregoing claim priority) to make, have made, use, sell, offer to sell, import, export, lease or otherwise exploit any products and services of any nature whatsoever.  The foregoing license shall include the right to grant sublicenses to third parties in connection with products and services of Purchaser and its Affiliates, and may be transferred by Purchaser or the relevant Affiliate in whole or in part in connection with a sale of all or substantially all of its business or in connection with the sale of an identified line of business in connection with which the patented invention is used.

(b)           Purchaser to Parent.  Effective as of, and subject to the occurrence of, the Closing, Purchaser grants to Parent and Parent’s Affiliates a perpetual, worldwide, nonexclusive, irrevocable, fully paid license under the patent set forth on Schedule 8.19(b) and all divisions, continuations, renewals, reissuances, extensions and foreign counterparts of the foregoing (and any other patents that claim priority from the foregoing or from any patent from which the foregoing claim priority) to make, have made, use, sell, offer to sell, import, export, lease or otherwise exploit any products and services of any nature whatsoever. The foregoing license shall include the right to grant sublicenses to third parties in connection with products and services of Parent and its Affiliates, and may be transferred by Parent or the relevant Affiliate in whole or in part in connection with a sale of all or substantially all of its business or in connection with the sale of an identified line of business in connection with which the patented invention is used.

ARTICLE IX

CONDITIONS TO CLOSING

9.1           Conditions Precedent to Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions

(any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)           except for the Fundamental Provisions applicable to the Sellers, which shall be true and correct in all respects, the representations and warranties of the Sellers set forth in this Agreement shall be true and correct at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, however, that in the event of a breach of any representation or warranty (other than a Fundamental Provision), the condition set forth in this Section 9.1(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together results in a Material Adverse Effect;

(b)           the Sellers shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

(c)           there shall not be any Legal Proceeding pending or any Order in effect, in each case by a Governmental Body of competent jurisdiction, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)           since the date hereof no Material Adverse Effect shall have occurred with respect to the Business;

(e)           Purchaser shall have received a certificate dated the Closing Date signed on behalf of each Seller certifying that the conditions set forth in Section 9.1(a) and 9.1(b) have been satisfied;

(f)            the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted;

(g)           the Sellers shall have delivered, or caused to be delivered, to Purchaser signed copies in escrow of the Transition Services Agreement, the Local Share Transfer Agreements and the Local Asset Agreements, each to be released from escrow or otherwise effective simultaneously with the Closing with no further action by any Seller;

(h)           IMIM shall have notarized the Local Share Transfer Agreement for the Shares of Iron Mountain Digital GmbH;

(i)            Purchaser shall have received executed copies of the Transferred Asset Agreements;

(j)            the Sellers shall have delivered evidence reasonably satisfactory to Purchaser of the resignation or removal of those officers and directors of each Company will not be continuing officers and directors of such Company immediately after Closing, consistent with Schedule 8.11(f);

(k)           Purchaser shall have received a completed certification pursuant to Section 1.1445-2 of the Treasury regulations duly executed by IMIM that it is not a foreign person;

(l)            Purchaser shall have received evidence of the discharge under Parent’s senior secured credit facility of any Liens on the Shares, Transferred Assets or Permitted Assets; and

(m)          the Sellers shall have delivered such other Ancillary Agreements as Purchaser reasonably requests.

9.2           Conditions Precedent to Obligations of the Sellers.  The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller Representative in whole or in part to the extent permitted by applicable Law):

(a)           except for Fundamental Provisions applicable to Purchaser, which shall be true and correct in all respects, the representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)           Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c)           there shall not be any Legal Proceeding pending or any Order in effect, in each case by a Governmental Body of competent jurisdiction, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)           the Seller Representative shall have received a certificate dated the Closing Date signed on behalf of Purchaser certifying that the conditions set forth in Section 9.2(a) and 9.2(b) have been satisfied;

(e)           the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted;

(f)            Purchaser shall have delivered, or caused to be delivered, to the Seller Representative evidence of the wire transfers referred to in Section 3.2 hereof;

(g)           Purchaser shall have delivered, or caused to be delivered, to the Seller Representative signed copies in escrow of the Transition Services Agreement, the Local Share Transfer Agreements and Local Asset Agreements to which Purchaser is party, each to be released from escrow simultaneously with the Closing with no further action by Purchaser;

(h)           Purchaser shall have notarized the Local Share Transfer Agreement for the Shares of Iron Mountain Digital GmbH; and

(i)            Purchaser shall have delivered such other Ancillary Agreements as the Seller Representative reasonably requests.

9.3           Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in Sections 9.1 or 9.2, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE X

INDEMNIFICATION

10.1         Survival of Representations and Warranties; Time Limitations.  (a) The representations and warranties of the Parties contained in this Agreement shall survive the Closing until the Survival Date and claims may be asserted with respect thereto to the extent permitted by this Article X.  Except as set forth in Section 10.5(b), notwithstanding anything herein to the contrary Purchaser must give notice to the Seller Representative of any claim for indemnification under this Article X in writing setting forth the specific claim and the basis therefor in reasonable detail prior to the expiration of the applicable Survival Date.  Any claim for indemnification not made by Purchaser on or prior to that date will be irrevocably and unconditionally released and waived.  In addition, Purchaser will not be entitled to assert any claim for indemnification under Section 10.2(a)(v) after the second anniversary of the date of this Agreement and any such claim not asserted by Purchaser on or prior to that date will be irrevocably and unconditionally released and waived.

(b)           All of the covenants or other agreements of the Parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent only that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance.  No claim for a breach of a covenant or other agreement set forth in this Agreement that (i) by its nature is required to be performed by or prior to Closing (the “Pre-Closing Covenants”) may be made or brought by any Party after the Closing Date and (ii) by its nature is required to be performed after Closing (the “Post-Closing Covenants”) may be made or brought by any Party after the six (6) month anniversary of the last date on which each such Post-Closing Covenant was required to be performed (in each case, a “Survival Period”); provided, however, that any obligation to indemnify and hold harmless shall not terminate with respect to any Losses to which the Person to be indemnified shall have given notice in writing setting forth the specific claim and the basis therefor to the indemnifying party in accordance with Section 10.4(a) before the termination of the applicable Survival Period.

10.2         Indemnification by Seller Representative.

(a)           Subject to Sections 8.12 and 10.5 hereof, the Seller Representative hereby agrees to indemnify and hold Purchaser, the Companies and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all losses, Liabilities, claims (including third-party claims), demands, judgments (excluding incidental and consequential damages (other than amounts which would otherwise be Losses that are paid to third parties and which are not themselves incidental or consequential damages) and excluding punitive or special damages), fines, suits, actions, penalties, charges, actions, costs, fees and expenses (including reasonable and actual out-of-pocket legal, consultant, accounting and other professional fees) (each a “Loss” and, collectively, “Losses”):

(i)            based upon or resulting from the failure of any of the representations or warranties made by Parent or the Sellers in this Agreement to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date, except, in each case, to the extent such representations and warranties are not true and correct as of the Closing Date as a result of any Excluded Matter;

(ii)           based upon or resulting from the breach of any Pre-Closing Covenant on the part of Parent or the Sellers;

(iii)          based upon or resulting from the breach of any Post-Closing Covenant on the part of the Sellers;

(iv)          attributable to unpaid fees, expenses or other payments incurred or owed by any Seller, Parent or their Affiliates (but not including the Companies for obligations incurred after the Closing) to any agent, broker or investment banker in connection with the transactions contemplated by this Agreement; and

(v)           based upon or resulting from the specific matters set forth on Schedule 10.2(a)(v).

(b)           Purchaser will not be entitled to indemnification for any Losses (other than Losses incurred to pursue a successful claim under this Article X) that result from any action taken by Purchaser or any of its Affiliates that is intended to create or result in Losses and that is not taken in good faith by Purchaser primarily to advance a bona fide business purpose other than the collection of Losses.  Purchaser shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

10.3         Indemnification by Purchaser.

(a)           Subject to Section 10.5, Purchaser hereby agrees to indemnify and hold the Sellers and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses:

(i)            based upon or resulting from the failure of any of the representations or warranties made by Purchaser in this Agreement to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date;

(ii)           based upon or resulting from the breach of any Pre-Closing Covenant on the part of Purchaser;

(iii)          based upon or resulting from any breach of any Post-Closing Covenant on the part of Purchaser; and

(iv)          based upon, relating to or arising out of any Assumed Liabilities.

(b)           The Sellers shall take and cause their Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

10.4         Indemnification Procedures.

(a)           A claim for indemnification for any matter not involving a third-Person claim may be asserted by notice to the party from whom indemnification is sought.

(b)           In the event that any Legal Proceedings shall be instituted, or that any claim shall be asserted, by any third party in respect of which payment may be sought under Sections 10.2 and 10.3 hereof (regardless of the limitations set forth in Section 10.5) ( an “Indemnification Claim”), the indemnified party shall promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party is prejudiced as a result of such failure.  The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder (a “Third Party Defense”), it shall within 30 days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim.  If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his or its own expense, in the defense of such Indemnification Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; provided, further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Indemnification Claim.  The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim.  Notwithstanding anything in this Section 10.4 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim.  Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the indemnifying party notifies the indemnified party in writing of the indemnifying party’s willingness to accept the settlement offer and, subject to the applicable limitations of Sections 10.5 and 10.6, pay the amount called for by such offer, and the indemnified party declines to accept such offer, the indemnified party may continue to contest such Indemnification Claim, free of any participation by the indemnifying party, and the amount of any ultimate liability with respect to such Indemnification Claim that the indemnifying party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the indemnified party declined to accept plus the Losses of the indemnified party relating to such Indemnification Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the indemnified party with respect to such Indemnification Claim.  If the indemnifying party makes any payment on any Indemnification Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Indemnification Claim.

(c)           The indemnifying party will not be entitled to assume any Third Party Defense if:

(i)            the Indemnification Claim seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief, except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages or does not otherwise materially affect the Business or Purchaser;

(ii)           the Indemnification Claim relates to or arises in connection with any criminal proceeding, action indictment, allegation or investigation in respect of the Business, but not involving any current officer of Parent or its Subsidiaries (not including the Companies);

(iii)          the Indemnification claim involves a material customer or supplier of the Business (unless such customer or supplier is a customer or supplier of the indemnifying party);

(iv)          under applicable standards of professional conduct, a conflict on any significant issue exists between the indemnified party and the indemnifying party in respect of the Indemnification Claim;

(v)           the Indemnification would give rise to Losses in excess of the amount indemnifiable by the indemnifying party pursuant to this Article X; or

(vi)          upon petition by the indemnified party, the appropriate court rules that the indemnifying party failed or is failing to vigorously prosecute or defend such Indemnification Claim.

(d)           After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

10.5         Certain Limitations on Indemnification.

(a)           Notwithstanding the provisions of this Article X, no Seller other than the Seller Representative shall have any indemnification obligations pursuant to this Agreement, and neither the Seller Representative nor Purchaser shall have any indemnification obligations for Losses under Sections 10.2(a)(i) and (ii), Sections 10.3(a)(i) and (ii), as applicable, unless the aggregate amount of all such Losses exceeds $2,500,000 (the “Basket”), in which event the Seller Representative shall be liable for all such Losses from the first dollar.  In no event shall the aggregate indemnification to be paid by the Seller Representative or Purchaser under this Article X exceed $28,000,000 (the “Cap”) other than with respect to breaches by the Seller Representative or Purchaser of any Fundamental Provision applicable to such Party.

(b)           Neither a Purchaser Indemnified Party nor a Seller Indemnified Party shall be entitled to indemnification pursuant to Section 10.2(a)(i) or (ii) or Section 10.3(a)(i) or (ii) with respect to any matter with respect to which such Party had knowledge or waived compliance prior to the Closing.

(c)           Purchaser shall not make any claim for indemnification under this Article X or Article XI in respect of any matter to the extent that it is taken into account in the calculation of the Final Purchase Price pursuant to Section 3.4.

(d)           Notwithstanding anything to the contrary herein, the Seller Representative shall not be liable for, and shall not indemnify Purchaser for, any Tax attributable to any Post-Closing Tax Period or portion of any Straddle Period beginning after the Closing Date of any Company (as determined pursuant to Section 11.3).

10.6         Calculation of Losses.

(a)           The amount of any Losses for which indemnification is provided under this Article X shall be net of any amounts actually recovered or recoverable by the indemnified party under insurance policies or otherwise with respect to such Losses (net of any expenses incurred in connection with such recovery).  Purchaser shall use its commercially reasonable efforts to recover under insurance policies for any Losses under this Agreement.  Any revenues of proceeds under insurance policies shall offset Losses and if such proceeds are received after any indemnification payment is made or expense incurred, Purchaser shall promptly pay the amount of such proceeds equal to any indemnification payment or expense to the indemnifying party.

(b)           Notwithstanding anything to the contrary elsewhere in this Agreement, no Party shall, in any event, be liable to any other Person for any incidental or consequential damages (other than amounts which would otherwise be Losses that are paid to third parties and which are not themselves incidental or consequential damages) or any special or punitive damages of such other Person.

10.7         Tax Treatment of Indemnity Payments.  The Sellers and Purchaser agree to treat any indemnity payment made pursuant to this Article X or Article XI as an adjustment to the Final Purchase Price for federal, state, provincial, local and foreign income Tax purposes and shall allocate such adjustment among the Shares and the Acquired Assets in accordance with their respective pro rata portions of the Initial Purchase Price allocation set forth on Schedule 3.3.

10.8         Exclusive Remedy.  From and after the Closing, the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification in accordance with this Article X.  In furtherance of the foregoing, each of the Parties hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) related to, arising out of or in connection with the negotiation and performance of this Agreement, whether known or unknown, foreseen or unforeseen, existing or which may arise in the future, that it may have against the other Parties hereto, as the case may be, arising under or based upon any federal, state or local Law (including any such Law relating to environmental matters or arising under or based upon any securities Law, common law or otherwise).  Notwithstanding the foregoing, this Section 10.8 shall not operate to limit the rights of the Parties to seek equitable remedies in accordance with Section 10.9 or any claims for fraud.

10.9         Specific Performance.

(a)           The Parties hereby acknowledge and agree that any breach of the respective Parties’ obligations to consummate the transactions contemplated by this Agreement (including Purchaser’s obligation to acquire the Shares and the Acquired Assets and pay the Initial Purchase Price and the Final Purchase Price, and the Sellers’ obligation to sell the Shares and the Acquired Assets on the Closing Date (the “Closing Obligations”) would cause irreparable damage to the other Parties hereto, and that in such event such non-breaching Parties will not have an adequate remedy at Law.  Therefore, the Closing Obligations of the Parties pursuant to this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and, subject only to the terms of this Agreement, upon application by such non-breaching party to any court of competent jurisdiction and upon demonstration of a breach of the Closing Obligations, appropriate injunctive relief shall be granted.

(b)           Further to, and not in limitation of Section 10.9(a), each of the Parties acknowledges and agrees that any other breach of this Agreement may cause irreparable damage to the other Parties hereto, and that in such event such non-breaching Parties may not have an adequate remedy at Law and shall be entitled to seek a decree of specific performance issued by any court of competent jurisdiction, and, subject only to the terms of this Agreement, appropriate injunctive relief may be applied for and granted in connection therewith to enforce obligations of the Parties pursuant to this Agreement.

(c)           All remedies pursuant to this Section 10.9 shall be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

10.10       GST/HST Gross Up.  If any payment made by the Seller or Purchaser pursuant to this Article X or Article XI is deemed by the Excise Tax Act (Canada) to include goods and services tax or harmonized sales tax, or is deemed by any applicable provincial or territorial legislation to include a similar value added or multi-staged tax, the amount of such payment shall be increased accordingly.

ARTICLE XI

TAX MATTERS

11.1         Tax Indemnification.  Notwithstanding anything else in this Agreement, but subject to Sections 10.5(c) and (d) and Section 10.6(a), the Seller Representative hereby agrees to indemnify and hold the Purchaser Indemnified Parties harmless from and against (i) any Taxes of any of the Companies or Acquired Assets (A) for any Pre-Closing Tax Period and (B) for the portion of any Straddle Period ending at the close of business on the Closing Date (determined as provided in Section 11.3), including any Taxes imposed on any of the Companies by reason of the application of Treasury Regulation Section 1.1502-6(a) (or any analogous or similar provision under Tax Law), and (ii) any withholding Taxes imposed under the Code or any Tax Law on the consideration payable by Purchaser to Sellers pursuant to this Agreement to the extent Purchaser has not otherwise withheld.

11.2         Filing of Tax Returns; Payment of Taxes.

(a)           The Seller Representative shall timely file or cause to be filed (taking into account all appropriate extensions) (i) all Consolidated Tax Returns of or which include any of the Companies and Parent or any Affiliate of Parent and (ii) all Separate Tax Returns of or with respect to any of the Companies that are due (taking into account all appropriate extensions) on or before the Closing Date, and in each case the Seller Representative shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(b)           Except as provided in Section 11.2(a), Purchaser shall timely file or cause to be timely filed all Tax Returns of or which include any of the Companies that are due (taking into account all appropriate extensions) after the Closing Date and Purchaser shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.  With respect to any such Tax Returns that relate to Pre-Closing Tax Periods or Straddle Periods, such Tax Returns shall be filed in a manner consistent with past practice and shall be submitted to the Seller Representative not later than thirty (30) days prior to the due date for filing for its review and approval, which shall not be unreasonably withheld, delayed or conditioned.

(c)           None of Purchaser or any Affiliate of Purchaser shall, or shall cause or permit any of the Companies to, amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating to any of the Companies for any Pre-Closing Tax Period or any Straddle Period without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, delayed or conditioned.

(d)           None of Purchaser or any Affiliate of Purchaser shall permit or cause to be made any transaction outside the ordinary course of business after the Closing on the Closing Date that would result in any Taxes to, or affect a net operating loss or any other Tax attribute of, the Sellers or any Affiliate of the Sellers, including the Companies.  None of Purchaser or any Affiliate of Purchaser shall file or cause to be filed any election under (i) the check-the-box rules pursuant to Treasury Regulations that is effective on or before the Closing Date or (ii) Section 338 of the Code (or any similar provision of state, local, or foreign Law) with respect to the purchase of the Shares or other transactions contemplated by this Agreement.  Notwithstanding anything in this Agreement to the contrary (including without limitation Section 10.1(b)), a claim for a breach of a covenant in this Section 11.2(d) may be made at any time until the expiration of the applicable statute of limitations (after giving effect to any waivers or extensions thereof).

(e)           After the Closing, Purchaser and Seller Representative agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records and making any necessary filings or claims) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, the prosecution or defense of any Legal Proceeding relating to any Tax, and the claim for any refund, exemption from, or reduction of Taxes.  Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.

11.3         Straddle Period Tax Allocation.

(a)           The Seller Representative will, unless prohibited by applicable Law, close the taxable period of each of the Companies as of the close of business on the Closing Date.  Purchaser shall cause any Company that files corporate income tax returns in Canada to make an election pursuant to subsection 256(9) of the Income Tax Act (Canada), and the regulations thereunder, in respect of its taxation year ending on the acquisition of control of such entity by Purchaser.  If applicable Law does not permit any Company to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a Straddle Period, the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the Seller Representative for the period up to and including the close of business on the Closing Date, and (ii) to Purchaser for the period subsequent to the Closing Date.  Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of each of the Companies as of the close of the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

(b)           All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Acquired Assets for the Straddle Period shall be apportioned between each Asset Seller and Purchaser based on the number of days of the Straddle Period before and including the Closing Date and the number of days of the Straddle Period after the Closing Date.  Such Asset Seller shall be liable for, and as appropriate reimburse Purchaser for, the proportionate amount of such Taxes that is attributable to the period up to and including the Closing Date, and Purchaser shall be liable for, and as appropriate reimburse such Asset Seller for, the proportionate amount of such Taxes that is attributable to the period after the Closing Date.

11.4         Tax Contest.

(a)           If any Taxing Authority notifies Purchaser or any of its Affiliates (including any of the Companies) of its intent to conduct a Legal Proceeding with respect to a Tax Return or Taxes of any Company (a “Tax Contest”) for any Pre-Closing Tax Period or Straddle Period or issues a notice of deficiency for Taxes for any such period, Purchaser shall promptly notify the Seller Representative thereof (but in any event within ten (10) days of receipt of such notice).  The Seller Representative, at the Seller Representative’s sole cost and expense, shall have the right to control (including the settlement or resolution thereof) any Tax Contest that relates to a Pre-Closing Tax Period, and Purchaser shall not, and shall not allow any of the Companies to, settle, resolve, or abandon such Tax Contest (whether or not controlled by the Seller Representative) for a Pre-Closing Tax Period without the prior written permission of the Seller Representative (which shall not be unreasonably withheld, delayed, or conditioned).

(b)           If the Seller Representative elects to control a Tax Contest that relates to a Pre-Closing Tax Period: (i) (A) the Seller Representative shall notify Purchaser of such intent and (B) Purchaser shall promptly complete and execute, and promptly cause the applicable Company to complete and execute, any powers of attorney or other documents that the Seller Representative requests to allow the Seller Representative to control such Tax Contest; and (ii) in the case of a Tax Contest with respect to a Separate Company Return that relates to a Pre-Closing Tax Period (A) prior to the Seller Representative taking control, Purchaser shall cause the applicable Company to control such Tax Contest in good faith; (B) the Seller Representative shall keep Purchaser reasonably informed regarding the status of such Tax Contest once the Seller Representative assumes control; (C) Purchaser, at its sole cost and expense, shall have the right to participate, or cause the applicable Company to participate, in such Tax Contest, and (D) the Seller Representative shall not, and shall not allow any of the Companies to, settle, resolve or abandon such Tax Contest without the prior written permission of Purchaser (which shall not be unreasonably withheld, delayed, or conditioned) if settlement, resolution, or abandonment would result in a Purchaser Indemnified Party incurring any material Taxes that the Seller Representative is not required to pay under this Agreement.

(c)           If the Seller Representative does not elect to control a Tax Contest that relates to a Pre-Closing Tax Period: (i) Purchaser shall cause the applicable Company to control such Tax Contest in good faith; (ii) Purchaser shall keep the Seller Representative reasonably informed regarding the status of such Tax Contest; and (iii) if requested by the Seller Representative, Purchaser shall settle (or cause the applicable Company or other Affiliate to settle) such Tax Contest on terms acceptable to the applicable Taxing Authority and the Seller Representative (provided that such settlement will not result in a Purchaser Indemnified Party incurring any material Taxes that the Seller Representative is not required to pay under this Agreement).

(d)           The Seller Representative and Purchaser jointly shall represent the interests of any of the Companies in any Tax Contest with respect to a Tax Return or Taxes for a Straddle Period.  Neither the Seller Representative nor Purchaser shall, nor shall allow any of their respective Affiliates to, settle, resolve, or abandon such Tax Contest for a Straddle Period without the prior written permission of the other party (which shall not be unreasonably withheld, conditioned or delayed).

11.5         Tax Refunds.

(a)           All refunds of Taxes of any of the Companies for any Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date as determined in accordance with the same principles provided for in Section 11.3) (whether in the form of cash received or a credit against Taxes otherwise payable) shall be the property of the Seller Representative.  To the extent that Purchaser, its Affiliates or any of the

Companies receives a refund that is the property of the Seller Representative, Purchaser shall pay to the Seller Representative the amount of such refund (and any interest received from the Taxing Authority allocable to the amount of the refund payable to the Seller Representative).  The amount due to the Seller Representative shall be payable ten (10) days after receipt of the refund from the applicable Taxing Authority (or, if the refund is in the form of a credit, ten (10) days after the due date of the Tax Return claiming such credit).

(b)           All refunds of Taxes of any of the Companies which are not the property of the Seller Representative pursuant to Section 11.5(a) (whether in the form of cash received or a credit against Taxes otherwise payable) shall be the property of Purchaser.  To the extent that the Sellers or their Affiliates receive a refund that is the property of Purchaser, the Seller Representative shall pay to Purchaser the amount of such refund (and any interest received from the Taxing Authority allocable to the amount of the refund payable to Purchaser).  The amount due to Purchaser shall be payable ten (10) days after receipt of the refund from the applicable Taxing Authority (or, if the refund is in the form of a credit, ten (10) days after the due date of the Tax Return claiming such credit).Neither Purchaser nor any Affiliate of Purchaser (including any of the Companies) shall carryback to any Pre-Closing Tax Period or Straddle Period any net operating loss or other Tax attribute of any of the Companies generated or otherwise attributable to a Tax period (or portions thereof) beginning after the Closing Date.

(c)           To the extent the amounts paid on or prior to the Closing Date for Taxes of any of the Companies for any Straddle Period (including estimated Taxes) exceed the amounts of Taxes for such period that are attributable to the portion of the Straddle Period ending on the Closing Date (as determined under Section 11.3), such excess shall be treated for purposes of this Section 11.5 as a refund for Taxes that is received on the due date for the Tax Return for such Straddle Period.

11.6         Tax Sharing.  Any and all Tax sharing, allocation, indemnity, or similar agreements, except for this Agreement, between any of the Companies, on the one hand, and Parent or any Affiliate of Parent, on the other, shall be terminated as of the Closing Date.  After such date none of the Companies, Parent nor any of their respective Affiliates shall have any further rights or liabilities thereunder.

11.7         Disputes.  Any dispute as to any matter covered in this Article XI shall be resolved by the Independent Accountant.  The fees and expenses of the Independent Accountant shall be borne equally by the Seller Representative, on the one hand, and Purchaser on the other.  If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return (taking into account all appropriate extensions), such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct.

ARTICLE XII

MISCELLANEOUS

12.1         Payment of Sales, Use or Similar Taxes.  All sales, use, goods and services, harmonized sales, value added, transfer, intangible, recordation, documentary stamp or similar Taxes or charges (including pursuant to any applicable bulk sales Laws or any local notary fees, but for the avoidance of doubt, not including any income or gains (including capital gains) Taxes), of any nature whatsoever (“Transfer Taxes”), applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by Purchaser.  Any Transfer Taxes imposed upon, or payable or collectible or incurred in connection with, this Agreement or the transactions contemplated hereby shall be paid by the party upon which such Taxes are imposed and Purchaser shall fully reimburse any Seller paying such Taxes.  Such reimbursement shall be made by Purchaser not less than two (2) Business Days before the date payment of such Transfer Tax is due to the applicable Governmental Authority.  The Sellers and Purchaser shall furnish or cause to be furnished, as promptly as practicable, such information and assistance as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Transfer Taxes applicable to, or resulting from, the transactions contemplated by this Agreement.

12.2         Expenses.

(a)           Except as otherwise provided in this Agreement, each of the Parties and their respective Subsidiaries shall bear its and their own respective expenses incurred in connection with the negotiation and execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.  For the avoidance of doubt, Parent and the Sellers shall be responsible for any expenses incurred by the Companies prior to the Closing in connection with the negotiation and execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

(b)           Notwithstanding anything in this Agreement to the contrary, Parent and Purchaser shall each be responsible for fifty percent (50%) of all premerger notification filing fees required in connection with filings under the HSR Act and other Antitrust Laws.

12.3         Seller Representative.

(a)           Each Seller hereby irrevocably appoints Parent (in such capacity, the “Seller Representative”) as such Seller’s representative, attorney-in-fact and agent with full power of substitution to act in the name, place and stead of such Seller with respect to the sale of such Seller’s Shares or Acquired Assets to Purchaser in accordance with the terms and provisions of this Agreement and to act on behalf of such Seller in any amendment of or litigation or arbitration involving this Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such

Seller Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including, without limitation, the power:

(i)            to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Sellers to consummate the transactions contemplated by this Agreement;

(ii)           to negotiate, execute, deliver and file, as applicable, all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be negotiated, executed, delivered or filed in connection with the consummation of the transactions contemplated by this Agreement (it being understood that such Seller shall execute and deliver any such documents which the Seller Representative agrees to execute);

(iii)          to terminate this Agreement if the Sellers are entitled to do so; and

(iv)          to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any claims under this Agreement, including service of process in connection with arbitration.

(b)           The Seller Representative will not be liable for any act taken or omitted by it as permitted under this Agreement, except if such act is taken or omitted in bad faith or by willful misconduct.  The Seller Representative will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles or e-mail portable document format (*.pdf) copies thereof).

(c)           Purchaser, and any Purchaser Indemnified Party, if applicable, will be entitled to rely exclusively upon any notices and other acts of the Seller Representative as being legally binding acts of each Seller individually and the Sellers collectively.

12.4         Submission to Jurisdiction; Consent to Service of Process.

(a)           The Parties hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)           Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 12.7.

12.5         Entire Agreement; Amendments and Waivers.  This Agreement (including the Schedules and Exhibits hereto), the Ancillary Agreements and any other written and binding agreement entered into on the date hereof by Purchaser or any Affiliate of Purchaser, on the one hand, and Parent or any Affiliate of Parent, on the other hand, represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

12.6         Governing Law.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to the choice of Law principles of such state that would require or permit the application of the Laws of another jurisdiction; provided, that the transfer of the Shares of Iron Mountain Digital GmbH in rem pursuant to the applicable Local Share Transfer Agreement shall take place pursuant to German law in accordance with international corporate principles and the transfers according to all other non-U.S. Local Share Transfer Agreements shall be governed by relevant applicable local Law in accordance with international corporate principles.  In furtherance and not in limitation of the above, for the avoidance of doubt, the term “best efforts” shall be construed in accordance with the common law meaning of such term in the State of Delaware as applicable to sophisticated parties entering into an arm’s length agreement, and no foreign jurisdiction’s Laws (including, without limitation, the laws of England and Wales) shall be given effect in the interpretation of such term.

12.7         Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission), (iii) when sent by electronic mail (with electronic confirmation of receipt), or (iv) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Parties pursuant to this provision):

If to any Seller, to the Seller Representative at:

Iron Mountain Information Management, Inc.
c/o Iron Mountain Incorporated

745 Atlantic Avenue

Boston, Massachusetts 02111

Facsimile: (617) 451-0409

Email: ernest.cloutier@ironmountain.com

Attention: General Counsel

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, Massachusetts 02110

Facsimile: (617) 772-8333

Email: kevin.sullivan@weil.com

Attention: Kevin J. Sullivan

If to Purchaser, to it at:

Autonomy Corporation PLC

Cambridge Business Park

Cowley Road

Cambridge, CB4 0WZ

United Kingdom

Facsimile: +44 1223 448 040

Email: andrewk@autonomy.com

Attention: Andrew Kanter

With a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

One Market, Spear Street Tower

San Francisco, California 94105-1126

Facsimile: (415) 442-1001

Email: wmyers@morganlewis.com

Attention: William A. Myers

12.8         Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.9         Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  Notwithstanding anything herein to the contrary, each Indemnitee is hereby expressly made a third party beneficiary of Section 8.7 hereof.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any Party, directly or indirectly (by operation of law or otherwise), without the prior written consent of Purchaser (in the case of any Seller) and the Seller Representative (in the case of Purchaser) and any attempted assignment without the required consents shall be void; provided, that Purchaser may assign any of its respective rights or obligations hereunder to any of its direct or indirect Subsidiaries; provided, further, that in such event Purchaser shall remain liable for all obligations hereunder.  No assignment of any obligations hereunder shall relieve the Parties of any such obligations.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

12.10       Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any Party or any of their respective Affiliates shall have any liability for any obligations or liabilities of such Party under this Agreement or any Ancillary Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or thereby.

12.11       Counterparts.  This Agreement may be signed by the Parties in one or more counterparts, each of which when delivered to the other Parties (including via facsimile or e-mail portable document format (*.pdf)) will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK — SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed and delivered by their respective authorized officers, effective as of the date first above written.

AUTONOMY CORPORATION PLC

By:	/s/ Andrew M. Kanter
Name:	Andrew M. Kanter
Title:	Chief Operating Officer

[SIGNATURES CONTINUE]

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

IRON MOUNTAIN INCORPORATED

By:	/s/ Brian P. McKeon
Name: Brian P. McKeon
Title: Executive Vice President & CFO

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

IRON MOUNTAIN INFORMATION MANAGEMENT, INC.

By:	/s/ Brian P. McKeon
Name: Brian P. McKeon
Title: Executive Vice President

IRON MOUNTAIN AUSTRALIA PTY LTD.

By:	/s/ Ernest W. Cloutier
Name: Ernest W. Cloutier
Title: Director

IRON MOUNTAIN NEW ZEALAND LTD.

By:	/s/ Ernest W. Cloutier
Name: Ernest W. Cloutier
Title: Director

IRON MOUNTAIN ASIA PACIFIC HOLDINGS LIMITED

By:	/s/ Ernest W. Cloutier
Name: Ernest W. Cloutier
Title: Director

IRON MOUNTAIN CANADA CORPORATION

By:	/s/ Brian P. McKeon
Name: Brian P. McKeon
Title: Executive Vice President

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

*** Pursuant to Regulation S-K, Item 601(b)(2), the Schedules and Exhibits to the Purchase and Sale Agreement, as listed below, have not been filed. The Company agrees to furnish a supplemental copy of any omitted Schedule or Exhibit to the Securities and Exchange Commission upon request; provided, however, the Company may request confidential treatment of omitted items.

Schedules and Exhibits

Schedule 1.1(a)	Assumed Liabilities
Schedule 1.1(b)	Knowledge of the Sellers
Schedule 3.3	Agreed Allocation
Schedule 3.4(b)(I)	Agreed Principles
Schedule 3.4(b)(II)	Working Capital Reference Statement
Schedule 3.6	Bundled Contracts
Schedule 5.3(a)	No Conflicts
Schedule 5.3(a)(ii)	Certain Contracts
Schedule 5.3(b)	Consents
Schedule 5.4(b)	Options and Similar Rights
Schedule 5.6(a)	Exceptions to Financial Statements
Schedule 5.8	Absence of Certain Developments
Schedule 5.9	Taxes
Schedule 5.10	Real Property
Schedule 5.11(a)	Tangible Personal Property
Schedule 5.12(a)	Intellectual Property
Schedule 5.12(b)	Exception to Ownership or Use of Intellectual Property
Schedule 5.12(c)	In-Bound Licenses
Schedule 5.12(d)	Out-Bound Licenses
Schedule 5.12(g)	Proceedings/Actions Before US Patent & Trademark Offices
Schedule 5.12(h)	Intellectual Property Infringement
Schedule 5.12(m)	Open Source Materials
Schedule 5.12(o)	Seller Participation in Standard Setting Activities
Schedule 5.12(q)	Transferred Assets Subject to Source Code Escrow
Schedule 5.13(a)	Material Contracts
Schedule 5.13(b)	Possible Default under Material Contracts
Schedule 5.14(a)	Material Employee Benefits Plans
Schedule 5.14(d)	Triggered Benefits Events
Schedule 5.14(e)	Defined Benefit Plans
Schedule 5.14(i)	Certain Non-Business Employees
Schedule 5.15(b)	Labor Matters
Schedule 5.15(c)	Non At Will Employees
Schedule 5.16	Litigation
Schedule 5.19	Financial Advisors (Companies or Sellers with respect to Transferred Assets or Acquired Assets)
Schedule 6.3(a)	No Conflicts
Schedule 6.3(b)	Consents
Schedule 6.5	Litigation
Schedule 6.6	Financial Advisors (Sellers)
Schedule 6.7	Taxes
Schedule 8.2	Permitted Conduct Pending Closing
Schedule 8.5	Further Assurances
Schedule 8.11(f)	Employment Matters

Schedule 8.17	Payment of Employee Benefits to Retained Employees
Schedule 8.19(a)	Parent to Purchaser License
Schedule 8.19(b)	Purchaser to Parent License
Schedule 10.2(a)(v)	Specified Indemnity

Exhibits

Exhibit A-1	Company Ownership of Shares
Exhibit A-2	Ownership of Company Subsidiaries
Exhibit B	Acquired Assets
Exhibit C	Transferred Assets
Exhibit D	Retained Assets
Exhibit E	Form of Transition Services Agreement
Exhibit F	Share Transfer Requirements
Exhibit G	Asset Transfer Requirements